UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Cooper Industries, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑ No fee required.
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March 13, 2008
Dear Shareholder:
On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Cooper Industries’ shareholders. The meeting will be held on Tuesday, April 29, 2008, at 11:00 a.m. in the 54th floor conference room, Chase Tower, 600 Travis, Houston, Texas.
The notice of meeting and proxy statement following this letter describe the business to be conducted at the meeting, including the election of three directors.
Your vote is important. Please take a moment now to vote your proxy over the Internet, by telephone or by signing, dating and returning your proxy card in the envelope provided, even if you plan to attend the meeting. Your proxy card and the Notice of Annual Meeting on the inside cover of this proxy statement include instructions on how to vote your shares. If you elected to receive your proxy statement electronically, you will not receive a proxy card and must vote via the Internet or by telephone. If you have Internet access, we encourage you to vote over the Internet. It is convenient for you and saves your company significant postage and processing costs.
The Board of Directors appreciates and encourages shareholder participation. Thank you for your continued support.
Sincerely,
Kirk S. Hachigian
Chairman, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
COOPER INDUSTRIES, LTD.
P.O. Box 4446
Houston, Texas 77210

TIME	11:00 a.m. on Tuesday, April 29, 2008.

PLACE	Chase Tower, 54th floor, 600 Travis, Houston, Texas. Free parking is available at the J.P. Morgan Chase Center, which is located at 601 Travis. You can obtain directions to attend the Annual Meeting at www.cooperindustries.com/common/investorcenter/.

ITEMS OF BUSINESS	1. Elect three directors for the term expiring at the 2011 Annual Meeting of Shareholders.

2. Appoint Ernst & Young LLP as our independent auditors for the year ending December 31, 2008 and authorize the Audit Committee of the Board of Directors to determine their remuneration.

3. Approve the Amended and Restated Stock Incentive Plan.

4. If presented at the meeting, consider and vote upon a shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.

5. Consider any other matters to come properly before the meeting or any adjournment thereof.

RECORD DATE	Holders of Class A common shares of record at the close of business on February 29, 2008, may vote at the meeting.

FINANCIAL STATEMENTS	Our audited financial statements for the year ended December 31, 2007, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Form 10-K, which is contained in the Annual Report that accompanies this proxy statement.

VOTING YOUR PROXY	In order to avoid additional soliciting expense to Cooper, please vote your proxy as soon as possible, even if you plan to attend the meeting. Shareholders of record can vote by one of the following methods:

1.    CALL 1-800-652-8683 from the U.S., Canada and Puerto Rico (this call is free) or from all other countries dial the international access code plus 1-781-575-2300 to vote by telephone anytime up to 12:00 midnight Eastern Standard time on April 28, 2008 OR

2. GO TO THE WEBSITE: www.envisionreports.com/cbe to vote over the Internet anytime up to 12:00 midnight Eastern Standard time on April 28, 2008; OR

3. MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

INTERNET AVAILABILITY OF PROXY MATERIALS	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 29, 2008. The proxy statement and Annual Report to Shareholders are also available at www.edocumentview.com/cbe.

By order of the Board of Directors:

Terrance V. Helz
Associate General Counsel and Secretary
Houston, Texas
March 13, 2008

PROXY STATEMENT
     The Board of Directors of Cooper Industries, Ltd. (“Cooper”) is soliciting your proxy to vote at our 2008 Annual Meeting of Shareholders on April 29, 2008. This booklet contains information about the items being voted on at the Annual Meeting and information about Cooper.
QUESTIONS AND ANSWERS
What may I vote on?
•	The election of three nominees to serve on our Board of Directors;

•	The appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2008 and authorization of the Audit Committee of the Board of Directors to determine their remuneration;

•	The approval of the Amended and Restated Stock Incentive Plan; and

•	If presented, a shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.
How does the Board recommend I vote on the proposals?
The Board recommends voting:
•	FOR each of the nominees for the Board of Directors;

•	FOR the appointment of Ernst & Young LLP as our independent auditors;

•	FOR approval of the Amended and Restated Stock Incentive Plan; and

•	AGAINST the shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.
Who is entitled to vote?
Holders of Class A common shares as of the close of business on February 29, 2008 may vote at the Annual Meeting.
How do I vote?
We request that you vote your shares as promptly as possible. You may vote your shares by means of a proxy using one of the following three methods of voting if you have shares registered in your own name:
•	electronically using the Internet,

•	by telephone, or

•	by signing and dating the enclosed proxy card and returning it in the prepaid envelope.
The instructions for these three methods are contained on the Notice of Annual Meeting which immediately follows the cover page of this proxy statement and also on the enclosed proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by the Board of Directors. The giving of such proxy does not affect your right to vote in person if you attend the meeting.
If you hold Cooper shares through a broker or bank, you may also be eligible to vote using the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Financial Solutions.

Can I revoke my proxy card?
Whichever voting method you use, you have the right to revoke your proxy at any time before the meeting by:
•	filing with Cooper’s Corporate Secretary an instrument revoking your proxy;

•	attending the meeting and giving notice of revocation; or

•	submitting a later-dated proxy by any of the three voting methods described above.
Is my vote confidential?
Proxy cards, proxies delivered by Internet or telephone, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to an independent inspector of election and handled in a manner that protects your voting privacy. The independent inspector of election will count the votes. We have adopted a confidential voting policy which provides that your vote will not be disclosed except: (1) to respond to written comments on the proxy card; (2) as required by law; or (3) in other limited circumstances, such as a proxy contest in opposition to the Board.
What shares are included on my proxy card?
The shares listed on your proxy card represent ALL of your record shares, including the following, as applicable:
•	shares held in the Cooper Dividend Reinvestment and Stock Purchase Plan;

•	shares held in custody for your account by Investors Bank and Trust Company, as Trustee of the Cooper Industries Retirement Savings and Stock Ownership Plan (“CO-SAV”); and

•	shares held in a book-entry account at Computershare Trust Company, N.A., Cooper’s transfer agent, including shares acquired through Cooper’s Employee Stock Purchase Plan.
If you do not properly submit your proxy by one of the three methods described above, your shares (except for CO-SAV) will not be voted. See the question below for an explanation of the voting procedure for CO-SAV shares. If you hold shares in a broker account, you will receive a separate proxy card and instructions from your broker.
How is Cooper Stock in CO-SAV voted?
If you hold Cooper Class A common shares through CO-SAV, you must instruct the CO-SAV Trustee, Investors Bank and Trust Company, how to vote your shares. If you do not properly submit your proxy by one of the three methods described above (or if you submit your proxy with an unclear voting designation, or with no voting designation at all), then the Trustee will vote the shares in your CO-SAV account in proportion to the way the other CO-SAV participants voted their shares. The Trustee will also vote Class A common shares not yet allocated to participants’ accounts in proportion to the way that CO-SAV participants voted their shares. CO-SAV votes receive the same confidentiality as all other shares voted.
How many shares can vote?
As of the February 29, 2008 record date, 203,418,784 Class A common shares were issued and outstanding. These are the only securities entitled to vote. Each holder of Class A common shares is entitled to one vote for each share held. Certain wholly-owned subsidiaries of Cooper held 26,958,369 Class A common shares on February 29, 2008. A voting agreement requires that the Class A common shares held by the Cooper subsidiaries will be voted (or abstained from voting) in the same proportion as the Class A common shares held by other shareholders. As a result, the voting of shares held by Cooper subsidiaries does not dilute the voting power of other shareholders. Cooper also has 109,620,258 Class B common shares outstanding as of the record date that are held by a Cooper subsidiary. The Class B common shares have no vote on the matters presented at this meeting. The Class B common shares are convertible into Class A common shares on a one-to-one basis in the following circumstances: (1) as consideration for any acquisition by Cooper of the stock or assets of a third party, and (2) to satisfy obligations under Cooper’s equity plans to issue Class A common shares to plan participants.

What vote is required for approval?
Provided a quorum is present, the election of a director requires a plurality of the votes cast by shareholders represented in person or by proxy and entitled to vote at the meeting. The appointment of the independent auditors, the approval of the Amended and Restated Stock Incentive Plan, and the shareholder proposal require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on such matters. Abstentions have the same effect as a vote against the proposal. Broker nonvotes are not counted for purposes of voting, but are counted for purposes of a quorum.
What is a “quorum”?
A “quorum” is a majority of the issued and outstanding Class A common shares. Shareholders may represent their shares by attending the meeting or their shares may be represented at the meeting by proxy. There must be a quorum for the meeting to be held. If you submit a valid proxy by any of the described methods, even if you abstain from voting, then you will be considered part of the quorum.
Who can attend the Annual Meeting?
If you own Cooper shares on February 29, 2008, you may attend the Annual Meeting. Please indicate on your proxy if you plan to attend. If your shares are held through a broker and you would like to attend, please write to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries, Ltd., 600 Travis, Suite 5600, Houston, Texas 77002, or bring proof of ownership to the meeting.
How will voting on any other business be conducted?
Although we do not know of any other business to be considered at the 2008 Annual Meeting, if any other business is presented at the Annual Meeting, your proxy will be voted as determined by the persons voting the proxies.
When are the shareholder proposals for the 2009 Annual Meeting due?
All shareholder proposals must be submitted in writing to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries, Ltd., 600 Travis, Suite 5600, Houston, Texas 77002. Any shareholder who intends to present a proposal at the 2009 Annual Meeting of Shareholders must deliver the proposal to us so that it is received no later than November 14, 2008, to have the proposal included in our proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion. If a shareholder proposal is received after January 28, 2009, the persons voting the proxies may vote in their discretion on such proposal as to all the shares for which they have received proxies for the 2009 Annual Meeting of Shareholders.
What are the costs of this proxy solicitation?
We have retained Georgeson, Inc. to assist in the distribution of proxy materials and solicitation of votes for a fee of $16,000, plus out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses of forwarding proxy and solicitation materials to shareholders. Our directors, officers and employees may also solicit proxies without additional compensation by letter, telephone or otherwise. We will bear all expenses of solicitation.

COOPER STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     As of February 29, 2008, there were 20,739 registered holders of Class A common shares. We know of no person who was the beneficial owner of more than five percent of the outstanding shares of any class of voting securities as of that date, other than the following which have filed statements of ownership on Schedule 13G with the Securities and Exchange Commission.

		Amount and Nature		Percent
		of Beneficial		of
Title and Class	Name and Address of Beneficial Owner	Ownership		Class(4)
Class A common shares	FMR LLC	24,588,947	(1)	13.70%
	82 Devonshire Street
	Boston, MA 02109

Class A common shares	Barrow, Hanley, Mewhinney & Strauss, Inc.	11,574,600	(2)	6.44%
	2200 Ross Avenue, 31st Floor
	Dallas, TX 75201-2761

Class A common shares	Vanguard Windsor Funds	11,257,600	(3)	6.27%
	Vanguard Windsor II Fund
	100 Vanguard Boulevard
	Malvern, PA 19355

(1)	Based on Schedule 13G filed February 14, 2008, jointly on behalf of Edward C. Johnson 3rd, FMR LLC, and its subsidiaries and affiliates, Fidelity Management & Research Company (“Fidelity”), Fidelity International Limited, Pyramis Global Advisors Trust Company and Strategic Advisors, Inc. The shares are beneficially owned as follows: Fidelity – 23,556,400 shares (including 12,846,841 held by Fidelity Contrafund); Fidelity International Limited – 314,862 shares; Pyramis Global Advisors Trust Company – 433,858 shares; and Strategic Advisors, Inc. – 284,037 shares. The Fidelity Funds’ Board of Trustees has sole voting power over the shares that are beneficially owned by Fidelity, and Edward C. Johnson 3rd and FMR LLC, through control of Fidelity and the Fidelity Funds, each has sole dispositive power over the 23,556,400 shares owned by the Fidelity Funds. Edward C. Johnson 3rd and FMR LLC, through control of Pyramis Global Advisors Trust Company, each has the sole dispositive power over 433,858 shares and the sole voting power over 311,658 shares. Edward C. Johnson 3rd and FMR LLC, through control of FMR LLC subsidiaries, each has sole voting power and sole dispositive power over the shares beneficially owned by Strategic Advisors, Inc. Fidelity International Limited has sole dispositive power over 314,862 shares and sole voting power over 298,852 shares. The address of Fidelity and Strategic Advisors, Inc. is 82 Devonshire Street, Boston, MA 02109. The address of Fidelity International Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda and the address of Pyramis Global Advisors Trust Company is 53 State Street, Boston, MA 02109.

(2)	Based on Schedule 13G filed February 13, 2008 by Barrow, Hanley, Mewhinney & Strauss, Inc., which has shared voting power and sole dispositive power over 11,574,600 shares.

(3)	Based on Schedule 13G filed February 27, 2008 by Vanguard Windsor Funds – Vanguard Windsor II Fund, which has sole voting power over 11,257,600 shares.

(4)	Calculated on the basis of 179,453,923 Class A common shares that are publicly held as of December 31, 2007 and excludes the Class A common shares held by Cooper subsidiaries.

PROPOSAL 1
ELECTION OF DIRECTORS
          The Board of Directors is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at every meeting.
          The Board of Directors has nominated three persons for election as directors in the class whose term will expire in April 2011. The nominees are: Robert M. Devlin, Linda A. Hill and James J. Postl. All of the nominees are current members of the class whose term expires at the meeting.
          If any nominee becomes unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of a substitute nominated by the Board of Directors. Following is certain information with respect to the persons nominated as directors and the current directors who will continue as directors after the Annual Meeting.
NOMINEES FOR TERMS EXPIRING IN 2011

ROBERT M. DEVLIN Member – Executive Committee and Management Development and Compensation Committee Director since 1997 Age 67	Mr. Devlin is Chairman of Curragh Capital Partners, a private equity firm. He is a principal owner and director of Forethought Financial Group, Inc., a life insurance and financial services company, and a senior advisor to Lazard, Inc. investment banking firm. He is also a director of Discover Financial Services and LKQ Corporation.

LINDA A. HILL Member –Management Development and Compensation Committee Director since 1994 Age 51	Ms. Hill is a Professor at the Harvard Business School. She joined the faculty of Harvard Business School in 1984 as an Assistant Professor in organizational behavior and human resource management. She was named Associate Professor in 1991, Professor in 1995 and the Wallace Brett Donham Professor of Business Administration in 1997. She is also a director of State Street Corporation.

JAMES J. POSTL Member – Audit Committee and Committee on Nominations and Corporate Governance Director since 2003 Age 62	Mr. Postl served as President and Chief Executive Officer of Pennzoil Quaker State Company, a petroleum products company, from May 2000 until October 2002 when he retired. He joined Pennzoil in October 1998 as President and Chief Operating Officer. He is also a director of Centex Corporation, Northwest Airlines Corp. and the American Balanced Fund.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2009

IVOR J. EVANS Chairman – Committee on Nominations and Corporate Governance Member – Management Development and Compensation Committee Director since 2003 Age 65	Mr. Evans is an operating partner of Thayer Capital Partners, a private equity firm. He previously served as Vice Chairman of Union Pacific Corporation and its principal operating company, Union Pacific Railroad Company, a rail carrier and transportation company, until February 2005. He was named Vice Chairman in January 2004 and previously served as President and Chief Operating Officer of Union Pacific Railroad Company since 1998. He is also a director of ArvinMeritor, Inc., Spirit Aerosystems Holdings, Inc., and Textron Inc.

KIRK S. HACHIGIAN Chairman – Executive Committee Director since 2004 Age 48	Mr. Hachigian is Chairman, President and Chief Executive Officer of Cooper Industries, Ltd. He was named Chairman in February 2006, President and Chief Executive Officer in May 2005, President and Chief Operating Officer in August 2004, Chief Operating Officer in December 2003, Executive Vice President and Chief Operating Officer, Electrical Products in December 2002, and Executive Vice President, Operations in April 2001. He is also a director of Trane, Inc.

LAWRENCE D. KINGSLEY Member — Management Development and Compensation Committee Director since 2007 Age 45	Mr. Kingsley is Chairman, President and Chief Executive Officer of IDEX Corporation, an engineered industrial products company. He was named Chairman in April 2006, President and Chief Executive Officer in March 2005 and Chief Operating Officer in August 2004. He previously held various executive positions with Danaher Corporation, a manufacturer of industrial and consumer products, serving as Corporate Vice President and Group Executive for the Sensors and Controls business from March 2004 to August 2004; President, Industrial Controls Group from April 2002 to July 2004; and President, Motion Group, Special Purpose Systems from January 2001 to March 2002. He is also a director of IDEX Corporation.

JAMES R. WILSON Member – Audit Committee Director since 1997 Age 67	Mr. Wilson served as Chairman, President and Chief Executive Officer of Cordant Technologies Inc. from 1995 until 2000, when he retired.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2010

STEPHEN G. BUTLER Chairman – Audit Committee Director since 2002 Age 60	Mr. Butler served as Chairman and Chief Executive of the accounting firm, KPMG LLP, from 1996 until June 2002, when he retired. He is also a director of ConAgra Foods, Inc. and Ford Motor Company.

DAN F. SMITH Chairman – Management Development and Compensation Committee Member – Executive Committee Director since 1998 Age 61	Mr. Smith served as President and Chief Executive Officer of Lyondell Chemical Company, a petrochemicals and refining operations company, from 1996 until January 2008 when Lyondell Chemical Company became a subsidiary of Lyondell Basell Industries AF S.C.A. From November 1988 until December 2007, he served as a member of the Board of Lyondell Chemical Company and served as the Board’s Chairman from May 2007 until December 2007. From 1997 until January 2008, he also served as Chief Executive Officer and a member of the Partnership Governance Committee of Equistar Chemicals, LP. He also has served as the Chief Executive Officer of Millennium Chemicals Inc. from December 2004 until January 2008. Equistar Chemicals, LP and Millennium Chemicals Inc. are wholly owned subsidiaries of Lyondell.

GERALD B. SMITH Deputy Chairman and Presiding Non-Management Director Member – Audit Committee, Committee on Nominations and Corporate Governance and Executive Committee Director since 2000 Age 57	Mr. Smith is Chairman and Chief Executive Officer of Smith Graham & Company, an investment management firm that he founded in 1990. He is also a director of The Charles Schwab Family of Funds and Chairman of the Audit Committee of ONEOK Partners, L.P.

MARK S. THOMPSON Member — Committee on Nominations and Corporate Governance Director since 2007 Age 51	Dr. Thompson has served as President and Chief Executive Officer of Fairchild Semiconductor International, Inc., a company providing semiconductor solutions, since April 2005. He previously served as Executive Vice President, Manufacturing and Technology Group, since December 2004. Prior to joining Fairchild Semiconductor, he was President and Chief Executive Officer of Big Bear Networks, Inc., a company providing optoelectronic network solutions, since August 2001. Previously, he was Vice President and General Manager of Tyco Electronics Power Components Division. He is also a director of American Science and Engineering, Inc. and Fairchild Semiconductor International, Inc.

INFORMATION ABOUT MANAGEMENT
Executive Officers
     The table below contains certain information as of March 1, 2008 with respect to Cooper’s present executive officers. All executive officers are elected to terms that expire at the organizational meeting of the Board of Directors, which follows the Annual Meeting of Shareholders.

			Years
			of	Officer
Name	Position	Age	Service	Since
Kirk S. Hachigian	Chairman, President and Chief Executive Officer	48	7	2001

Terry A. Klebe	Senior Vice President and Chief Financial Officer	53	13	1995

Kevin M. McDonald	Senior Vice President, General Counsel and Chief Compliance Officer	41	2	2006

C. Thomas O’Grady	Senior Vice President, Business Development	56	3	2005

James P. Williams	Senior Vice President, Human Resources	45	2	2006

Grant L. Gawronski	Vice President, International Operations	45	5	2003

Rick L. Johnson	Vice President, Controller and Chief Accounting Officer	55	2	2008

Gary A. Masse	Group President, Cooper Tools	45	2	2006

James T. Pendley	Chief Marketing Officer	36	2	2006

Michael A. Stoessl	Group President, Cooper Power Systems	44	5	2006

Laura K. Ulz	Vice President, Operations	45	1	2007
     All of the executive officers have been employed by Cooper in management positions for five years or more, except Kevin M. McDonald, C. Thomas O’Grady, James P. Williams, Rick L. Johnson, Gary A. Masse, James T. Pendley and Laura K. Ulz.
•	Kevin M. McDonald joined Cooper from Anadarko Petroleum Corporation where he served as Associate General Counsel. Previously, he was Managing Counsel – Litigation and Senior Litigation Counsel at Valero Energy Corporation since 2002 and was with Fulbright & Jaworski LLP for nine years.

•	C. Thomas O’Grady joined Cooper from Roper Industries where he served as Vice President, Mergers and Acquisitions since 2001. Previously, Mr. O’Grady worked for FMC Corporation as Corporate Director of Acquisitions.

•	James P. Williams joined Cooper from Danaher Corporation, where he was most recently Corporate Vice President – Human Resources. Prior to Danaher, Mr. Williams spent 10 years with Honeywell (Allied Signal), where he was responsible for organizational and leadership development, change management, and learning and staffing across all functions of the company.

•	Rick L. Johnson joined Cooper in 2005 as Vice President, Finance for Cooper Crouse-Hinds. He was appointed Corporate Controller in 2007 and Vice President, Controller and Chief Accounting Officer in 2008. Previously, he was Senior Vice President and Chief Financial Officer for Impulse Wear, Inc. and prior to that he served as Vice President of Finance for the Tyco Electrical and Metal Products division.

•	Gary A. Masse joined Cooper after nine years with Danaher Corporation where he most recently served as Vice President and Group Executive of Gilbarco-Veeder Root after holding executive positions in several other units of Danaher. Earlier in his career, Mr. Masse spent 12 years in operating and management positions with General Electric.

•	James T. Pendley joined Cooper following a twelve-year tenure with Black & Decker Corporation where he most recently served as Vice President and General Manager of Black & Decker’s Kwikset Locks Division. He also spent several years in Europe with Black & Decker’s Power Tools and Accessories Group.

•	Laura K. Ulz joined Cooper from Honeywell International where she most recently served as Vice President, Operations for Honeywell’s Environmental and Combustion Controls business. Ms. Ulz joined Honeywell in

1989 and held various positions with increasing levels of responsibility including engineering, quality, process excellence, automation and manufacturing.
Securities Ownership of Officers and Directors
     As of March 1, 2008, each director, nominee and executive officer named in the Summary Compensation Table beneficially owned the number of Cooper Class A common shares listed in the following table. Each of the named individuals owned less than 1%, and all directors and executive officers as a group beneficially owned 1.3% of Cooper’s outstanding Class A common shares as of that date.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)
Stephen G. Butler	41,374	(2)
Robert M. Devlin	75,977	(2) (4)
Ivor J. Evans	35,096	(2)
Kirk S. Hachigian	978,855
Linda A. Hill	38,100	(2)
Lawrence D. Kingsley	3,023
James J. Postl	32,752	(2)
Dan F. Smith	53,829	(2)
Gerald B. Smith	30,706	(2)
Mark S. Thompson	3,031
James R. Wilson	42,523	(2)
Terry A. Klebe	558,132	(3)
Gary A. Masse	36,690
C. Thomas O’Grady	100,253
Michael A. Stoessl	138,418

All Directors and Executive Officers as a Group	2,319,109	(2)(3) (4)

(1)	Includes shares held by executive officers in Cooper’s Retirement Savings and Stock Ownership Plan. Also includes shares issuable upon the exercise of options granted under either the Stock Incentive Plan or the Directors’ Stock Plan that are exercisable (or vest) within a period of 60 days from February 29, 2008, as follows: Mr. Butler – 12,000 shares; Mr. Devlin – 22,000 shares; Mr. Evans – 12,000 shares; Mr. Hachigian – 759,999 shares; Ms. Hill – 18,000 shares; Mr. Postl – 8,000 shares; Mr. D. Smith – 8,000 shares; Mr. G. Smith – 16,000 shares; Mr. Wilson – 4,000 shares; Mr. Klebe – 397,401 shares; Mr. Masse – 25,332 shares; Mr. O’Grady – 71,999 shares; Mr. Stoessl – 79,935 shares; and all directors and executive officers as a group – 1,541,531 shares. None of the shares beneficially owned by the directors and executive officers have been pledged as security.

(2)	Includes shares the receipt of which has been deferred by the directors under the Directors’ Stock Plan and the Directors’ Retainer Fee Stock Plan, as follows: Mr. Butler – 18,133 shares; Mr. Devlin – 12,577 shares; Mr. Evans – 23,096 shares; Ms. Hill – 14,700 shares; Mr. Kingsley – 2,023 shares; Mr. Postl – 24,752 shares; Mr. D. Smith – 44,229 shares; Mr. G. Smith – 10,536 shares; Mr. Thompson – 2,023 shares; and Mr. Wilson – 36,461 shares.

(3)	Includes shares the receipt of which has been deferred pursuant to the Stock Incentive Plan and the Management Annual Incentive Plan, as follows: Mr. Klebe – 43,992 shares and all executive officers as a group – 46,702.

(4)	Includes 21,000 shares held by the Devlin Foundation for which Mr. Devlin serves as trustee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires executive officers, directors and persons who beneficially own more than 10% of Cooper’s Class A common shares to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. SEC regulations require executive officers, directors and greater than 10% beneficial owners to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of those forms furnished to the Company and written representations from the executive officers and directors, the Company believes its executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2007 with the exception of one late filing on Form 4 relating to one transaction for Gerald B. Smith, a director, filed on January 29, 2008 rather than September 17, 2007.
CORPORATE GOVERNANCE
     Meetings of the Cooper Board and its Committees
     Our Board of Directors held six meetings during 2007. All of the directors attended 75% or more of the meetings of the Board and the Committees of the Board on which they served. Also, Cooper’s policy is to encourage all Board members to attend the Annual Meeting of Shareholders. All of the directors attended the 2007 Annual Meeting of Shareholders. Mr. Gerald B. Smith, as Deputy Chairman and presiding non-management director, presides over the Board in the absence of the Chairman and in Board sessions held without management directors. The responsibilities of the presiding non-management director also include serving as a non-exclusive channel of communication between the Chairman/Chief Executive Officer and the non-management directors and, with input from other directors, collaborating with the Chairman/Chief Executive Officer on the preparation of Board agendas. Cooper’s Corporate Governance Principles and the charters of the Audit Committee, Management Development and Compensation Committee and Committee on Nominations and Corporate Governance are available on Cooper’s website at www.cooperindustries.com/common/governance or are available in print to any shareholder who requests it. Executive sessions of the non-management directors are held at every regularly scheduled meeting of the Board and at the regular meetings of the key Board Committees.
     Director Independence
     The Board has determined that all directors, nominees and committee members, except for Kirk S. Hachigian, have no direct or indirect material relationship with Cooper and are independent under the applicable listing standards of the New York Stock Exchange and the categorical standards that have been adopted by the Board to assist it in making determinations of independence. Specifically, the Board determined that Messrs. Dan Smith and Wilson have no relationship with Cooper other than being a director, nominee and/or shareholder. Messrs. Butler, Devlin, Evans, Kingsley, Postl, Gerald Smith, Thompson and Ms. Hill have immaterial relationships with Cooper. Ms. Hill and Messrs. Devlin, Kingsley, Postl and Gerald Smith serve as an executive officer, director or trustee of charitable organizations to which Cooper made contributions in 2007. Mr. Butler serves as a director of Ford Motor Company to which Cooper has sold products within the last three years. Also, Mr. Evans is a director of Spirit Aerosystems Holdings, Inc., Textron Inc. and ArvinMeritor, Inc. and within the last three years Cooper has sold products to or purchased products from these companies. Mr. Thompson serves as the chief executive officer of Fairchild Semiconductor International, which has sold products to Cooper within the last three years. The Board determined that none of these relationships are material because they fall within the categorical standards, which are available on Cooper’s website at www.cooperindustries.com/common/governance/board.cfm. Mr. Hachigian is not an independent director due to his service as an executive officer of Cooper and not due to any other transactions or relationships.
     Audit Committee
     The Audit Committee, which consists of all independent directors, held eight meetings during 2007. The Board has determined that Mr. Stephen G. Butler qualifies as an “audit committee financial expert” under the federal securities laws. The Committee’s principal responsibilities are to:
•	Confer with management and the independent auditors regarding financial reporting issues and practices.

•	Review SEC filings, including the annual financial statements and the annual report on Form 10-K.

•	Appoint, subject to shareholder approval, the independent auditors and review the auditors’ independence, scope of annual audit and audit results.

•	Review the internal audit program and the corporate compliance program including compliance with Cooper’s Code of Ethics and Business Conduct.

•	Review the accounting principles and policies of Cooper.

     Executive Committee
     The Executive Committee, which is authorized to act on behalf of the full Board between regular meetings of the Board, held no meetings in 2007.
     Management Development and Compensation Committee
     The Management Development and Compensation Committee, which consists of all independent directors, held four meetings during 2007. The Committee’s principal responsibilities are to:
•	Establish corporate compensation policies, including determining base salary and annual and long-term incentive awards for executive officers and other key employees.

•	Establish specific performance goals and objectives to be used to evaluate performance over a given period.

•	Evaluate the performance of executive officers and other key employees to determine whether performance goals and objectives have been attained and awards have been earned.

•	Determine stock option and long-term performance share grants to employees.

•	Review compliance with stock ownership guidelines for executive officers and other key employees.

•	Review succession planning and executive development.

•	Review pension plan asset management.
     For a detailed description of the Committee’s processes and procedures for consideration and determination of executive compensation, including the role of executive officers and compensation consultants in recommending the amount and form of executive compensation, see “Compensation Discussion and Analysis” beginning on page 13.
     Committee on Nominations and Corporate Governance
     The Committee on Nominations and Corporate Governance, which consists of all independent directors, held four meetings in 2007. The Committee’s principal responsibilities are to:
•	Recommend nominees for election to the Board and Committee assignments.

•	Review and recommend action on shareholder proposals.

•	Review corporate governance principles and oversee the operation, governance and compensation of the Board.

•	Oversee the annual evaluation of the Board and its Committees.

•	Consider shareholder recommendations for nominees for election to the Board.
     Shareholder Recommendations for Potential Director Nominees
     Shareholders who submit recommendations for potential nominees for election to the Board must submit such recommendations in writing to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries, Ltd., 600 Travis, Suite 5600, Houston, Texas 77002. The Committee on Nominations and Corporate Governance will evaluate any recommendations received from shareholders in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.
     Qualifications of and Selection Process for New Directors
     The Board’s current criteria for selecting new directors do not include specific minimum qualifications, but include criteria relating to a candidate’s business experience and accomplishments, lack of conflicts of interest, ability to commit the time to serve effectively, personal characteristics, the Board’s needs for a diversity of backgrounds and skills, and other pertinent considerations. The Committee on Nominations and Corporate Governance periodically reviews the appropriate skills, experience, perspectives and characteristics required of Board members or candidates in the context of the perceived needs of the Board at the time. The Committee generally uses a third-party search firm to assist in identifying potential Board candidates and/or in assessing and evaluating candidates. The Committee then identifies and recommends to the Board qualified candidates for nomination and the full Board makes a final determination.

     Methods for Communicating with Non-Management Directors
     Anyone who has a concern about Cooper’s conduct, including any concerns about Cooper’s accounting, financial reporting, internal controls or auditing matters, and who wishes to make such concerns known to the non-management directors as a group may submit such concerns in writing at the following address: Board of Directors, c/o Senior Vice President, General Counsel and Chief Compliance Officer, Cooper Industries, Ltd., 600 Travis, Suite 5600, Houston, Texas 77002-1001. All such concerns shall be promptly forwarded to the presiding non-management director and any concerns about accounting, financial reporting, internal controls and auditing matters also shall be promptly forwarded to the Chairman of the Audit Committee. Such concerns shall be simultaneously reviewed and addressed by the Senior Vice President, General Counsel and Chief Compliance Officer, or his designee, in the same way that similar concerns are addressed by Cooper.
     Code of Ethics and Business Conduct
     Cooper has adopted a Code of Ethics and Business Conduct that applies to its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. Cooper’s Code of Ethics and Business Conduct also applies to its directors, officers and employees and is available on the Company’s website at www.cooperindustries.com/common/governance or is available in print to any shareholder who requests it. Cooper intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting on Cooper’s website at the Internet address noted in the previous sentence any amendments to, or waivers from, a provision of its Code of Ethics and Business Conduct that applies to its directors or executive officers.
TRANSACTIONS WITH RELATED PERSONS
     We recognize that related party transactions may present potential for actual conflicts of interests and may create the appearance that Company decisions are based on considerations other than the best interests of Cooper and its stockholders. The Board of Directors has adopted a written policy which provides that the Audit Committee shall review related party transactions involving executive officers, and the Committee on Nominations and Corporate Governance will review related party transactions involving directors or director nominees. The policy provides that any related party transaction may be entered into or continued only if the Board of Directors, acting through its Audit Committee or its Committee on Nominations and Corporate Governance, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of Cooper and its stockholders. For purposes of this policy, a “related party transaction” is a transaction or an arrangement in which Cooper or one of its subsidiaries participates and the amount involved exceeds $10,000, and in which any related party has a direct or indirect material interest. Related parties include executive officers, directors, director nominees, beneficial owners of more than 5% of Cooper’s voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 5% or greater beneficial ownership interest.
     Item 404(a) of Securities and Exchange Commission Regulation S-K requires disclosure of various transactions with related persons since the beginning of the last fiscal year, or that are currently proposed, and in which the Company was or is to be a participant and any related person had or will have a direct or indirect material interest in the transaction. No transactions occurred in the last fiscal year or are currently proposed that require disclosure under this regulation.

EXECUTIVE MANAGEMENT COMPENSATION
COMPENSATION COMMITTEE REPORT
     The Management Development and Compensation Committee (the “Committee”) is composed of five independent directors and acts under a written charter adopted by the Board of Directors. A primary purpose of the Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s executive management. The Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on its review, the related discussions and such other matters deemed relevant and appropriate by the Committee, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cooper’s Proxy Statement relating to Cooper’s 2008 Annual Meeting of Shareholders.

Dan F. Smith, Chairman	Linda A. Hill
Robert M. Devlin	Lawrence D. Kingsley
Ivor J. Evans
COMPENSATION DISCUSSION AND ANALYSIS
     The following discussion and analysis, particularly the sections regarding target performance levels for our annual and long-term incentive compensation, contains statements regarding future company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be interpreted as management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.
Oversight of Executive Compensation Program
     The Committee, composed entirely of independent directors, administers Cooper’s executive compensation program. The role of the Committee includes establishing and overseeing compensation and benefit programs for our executive officers including the Chief Executive Officer (“CEO”), the other executive officers listed in the Summary Compensation Table (the “Named Executives”) and other key executives. The Committee also evaluates the performance of the CEO and reviews the performance of our other executive officers and key executives every year. Based upon these performance evaluations, the Committee establishes compensation for the CEO, other executive officers and key executives. The Committee reviews management performance, succession planning and executive development on a regular and ongoing basis with formal reviews conducted at least annually. Elements of our executive compensation program include: base salary; annual incentive bonus; long-term equity-based incentive awards; and employee benefits and executive perquisites.
     In establishing and overseeing the program, the Committee’s goal is to ensure that we can attract and retain superior management talent critical to our long-term success. To ensure that executive compensation is aligned with the performance of Cooper and the interests of its shareholders, a significant portion of compensation available to executives is linked directly with financial results and other factors that influence shareholder value.
Compensation Consultants
     Our Human Resources Department supports the Committee in its work. In performing its duties relating to the development and administration of our executive compensation program, Human Resources management and the Committee also receive advice and counsel from Frederick W. Cook & Co., an executive compensation consulting firm. This advice and counsel relates to the competitive position, value and design of our short-term and long-term incentive compensation plans, performance goals and rewards available at various levels of performance. Frederick W. Cook & Co. provides such services to management and the Committee periodically throughout the year.
     Under its charter, the Committee also may retain an executive compensation consultant to provide independent advice and counsel directly to the Committee. In early 2005, the Committee retained the services of Pearl Meyer & Partners for this purpose. In August 2005, Pearl Meyer conducted an independent evaluation of Cooper’s executive compensation program and concluded that the program was reasonable and provided competitive compensation with appropriate performance-based incentives to achieve the Company’s strategic objectives. In late 2005 and early 2006, Pearl Meyer also provided the Committee with advice on compensation issues related to the retirement of our former

Chairman and CEO and the appointment of our current Chairman and CEO. In 2007, Pearl Meyer provided advice on redesigning elements of Cooper’s executive compensation program including improving administrative procedures and developing plans to grant cash bonuses and equity awards to selected non-executive employees who are top performers and high potential employees. Other than the services provided by Frederick W. Cook & Co. and Pearl Meyer relating to the evaluation, design and compilation of data related to Cooper’s executive compensation program, Cooper does not utilize the services of these consultants for other matters.
Compensation Philosophy and Objectives
     The Committee’s policy is to compensate and reward executive officers and other key executives based on the combination of some or all of the following factors, depending on the executive’s responsibilities: corporate performance, business unit performance and individual performance. The Committee evaluates corporate performance and business unit performance by reviewing the extent to which Cooper has accomplished strategic business objectives, such as earnings and cash flow. The Committee evaluates individual performance by comparing actual accomplishments to the objectives established for the individual under Cooper’s Management Development and Planning Program. The Committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period and determines long-term incentive awards based on our sustained earnings per share performance compared to performance goals over a multi-year performance cycle.
     The Committee believes that compensation to executive officers should be aligned closely with Cooper’s performance on both a short-term and long-term basis. As a result, a major portion of compensation to each executive officer is “at risk” and tied directly to the attainment of financial performance goals. The executive compensation program is also designed to incentivize continuous improvements in financial performance by providing enhanced compensation as results improve and exceed budgeted levels. While a major portion of compensation to Cooper’s executive officers is performance-based, the Committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our strategic long-term objectives. The Committee also supports executive retention by using continued service as a significant determinant of total pay opportunity. Key elements of compensation that are service-based include stock options that generally vest over a seven year period, long-term equity incentives that pay out in three years, and the Supplemental Executive Retirement Plan.
Based on these philosophies and objectives, the Committee believes that Cooper’s executive compensation program should consist of the following elements:
•	Base salary,

•	Annual cash incentive opportunity,

•	Long-term equity-based incentive awards, and

•	Benefits and executive perquisites.
     In determining the compensation of the Named Executives and other senior executives including the amount of base salary, annual cash bonus opportunity, long-term equity-based incentive awards and other benefits, the Committee considers external surveys for benchmarking data, analysis by Frederick W. Cook & Co. regarding competitive position, and individual performance. For executive positions below the CEO, the Committee also considers recommendations from the CEO based on the CEO’s assessment of the executive’s performance including the achievement of personal goals and objectives, and the Committee modifies such recommendations as the Committee deems appropriate in light of the external surveys and analysis of the compensation consultant.
     At the beginning of each fiscal year, the CEO submits his personal fiscal year goals and the Committee and Board discuss the goals with the CEO. The goals are then adopted with revisions as may be appropriate. At mid-year, the CEO and Board discuss progress to-date on the CEO’s goals. Following completion of the fiscal year, the Committee and Board conduct an evaluation of the CEO’s performance for the fiscal year including the achievement of personal goals. Based on this evaluation, the Committee determines the CEO’s base salary, annual cash bonus opportunity and long-term equity-based incentive awards taking into consideration applicable benchmarking data and the analysis of the compensation consultant.
     Additional details on each element of Cooper’s compensation program are outlined below.

Base Salaries
     The base salary range and salary midpoint for each executive officer, including the CEO and other Named Executives, is established annually using the Hay Group Job Evaluation System. This salary range takes into account individual duties, responsibilities, scope of control and accountability for each position. The Committee also considers the competitiveness of the base salary and salary midpoint because the Committee believes salary is critical to Cooper’s success to attract and retain top management talent. Under a policy adopted by the Committee, actual salaries for executive officers at Cooper are intended to approximate the average of the Hay Group Total Compensation Survey (the “Hay Survey”). In 2007, the Hay Survey included 365 industrial companies with revenues in excess of $1 billion. In the Hay Survey, Cooper benchmarks the compensation for each position to a group of companies that have the same position with a comparable rating under the Hay System. The Committee believes that the Hay Survey includes companies who may compete for Cooper’s top management talent and using this broad group of industrial companies to establish base salary levels is more appropriate than using a small group, such as the peer group used in the share performance graph in the Company’s Annual Report, because it reduces the effect any one company may have on the average. The Committee verifies the data in the Hay Survey through use of a separate compensation survey compiled by Hewitt Associates. This survey, called the Total Compensation Measurement, includes 428 companies with median revenues of approximately $5.2 billion. In the Total Compensation Measurement Survey, Cooper focuses its benchmarking data on a group of 68 comparable industrial companies based on their revenue range. During 2007, the salary ranges and actual salaries for Cooper’s executive officers approximated the Hay Survey average.
     The Committee approves all increases in base salary for Cooper’s executive officers in advance. The Committee reviews salaries of executive officers annually and awards increases, as appropriate. In determining the amount of salary increases, the Committee considers individual performance, position in the salary range and competitive position. In February 2007, the Committee approved increasing Mr. Hachigian’s base salary from $1,000,000 to $1,100,000, which approximates the Hay Survey average, in recognition of his performance and continued leadership. The Committee also approved increases in base salaries for the other Named Executives ranging from 5%-8%, with new base salary levels that approximate the Hay Survey average. Base salaries for all Named Executives for 2007 are shown in column (c) of the Summary Compensation Table.
Annual Incentive Compensation
     Annual incentive compensation bonus awards are available to executive officers, including the CEO and other Named Executives, under the terms of the Management Annual Incentive Plan (the “Bonus Plan”). The Bonus Plan links incentive compensation opportunity to achievement of our short-term business objectives and shareholders’ interests as a whole. The Bonus Plan was initially approved by shareholders in 1996. In 2006, shareholders approved amendments to extend the term of the Plan until March 1, 2011 and to increase the maximum annual award that may be granted from $2.5 million to $3.0 million.
     Under the Bonus Plan, the Committee must establish performance measures and goals within 90 days of the beginning of each year. Generally, annual performance goals are set at the Committee’s February meeting. For the last several years, including fiscal year 2007, the Committee has adopted two separate performance measures for the purpose of determining bonuses. These measures are earnings per share and free cash flow. Earnings per share was selected because it is a generally accepted measure of a company’s performance that can be compared to results in prior periods and at peer companies. Free cash flow is an indication of earnings quality as it measures the degree to which Cooper’s net income translates to cash flow. For fiscal year 2007, 75% of the bonus opportunity for executive officers was based on earnings per share and the balance is based on free cash flow. For executives at operating divisions, a portion of their bonus opportunity is based on financial performance of the relevant business unit and the balance on the financial performance of Cooper on a Company-wide basis. The Committee believes that both earnings per share and free cash flow are highly regarded measures by financial analysts who monitor Cooper’s performance so linking bonus pay directly to these financial results aligns management interests with those of our stockholders.
     When it selects performance measures, the Committee also establishes a threshold performance goal that must be achieved to earn any bonus under the Bonus Plan and establishes a goal which, if achieved, will earn a maximum bonus opportunity. At Cooper, maximum bonus opportunity for executive officers is a multiple of the executives’ salary midpoint. For fiscal year 2007, maximum bonus opportunities for the CEO and other Named Executives range from 110% to 250% depending on their position. The Committee generally sets maximum bonus opportunity each November for the upcoming year based upon the salary midpoint, the competitive compensation review and the advice of our executive compensation consultants. To earn maximum bonus opportunity, financial results must exceed our operating plan by a significant amount.
     In establishing the maximum performance goals under the Bonus Plan, the Committee’s objective is to provide our executive officers with a strong financial incentive to achieve results well in excess of the annual operating budget and expectations. Because such results cannot be achieved each year, the Committee also establishes performance goals for results above threshold but below the maximum to provide increased compensation to executives at all levels of performance in order to incentivize the executives to achieve better than expected results.
     The Committee has established four performance goals used for the determination of bonus opportunity under the Bonus Plan: threshold, good, target and maximum. No bonus is available if financial results do not achieve the threshold performance goal. For achieving threshold performance, executive officers can earn 25% of their maximum bonus opportunity. As performance improves, additional bonus opportunity is earned with 50% of the maximum bonus opportunity available for good performance and 75% of maximum bonus opportunity is earned at the target performance level. At Cooper, target performance generally requires earnings per share growth of 12-14% compared to the prior year and free cash flow equal to Cooper’s income from continuing operations. For fiscal year 2007, the Committee approved performance goals for maximum bonus opportunity of earnings per share from continuing operations of $3.00 and free cash flow of $561 million. These performance goals represent an increase of 16% in earnings compared to reported earnings per share from continuing operations of $2.58 for fiscal 2006 and free cash flow in excess of income from continuing operations. The Committee believes that achievement of such “stretch” performance goals on an annual basis will translate into significant shareholder value. Accordingly, under the Bonus Plan, the Committee has provided Cooper’s executive officers with a significant financial incentive to achieve such results.
     In order to ensure that bonuses available to executive officers at Cooper are reasonable, competitive and provide appropriate financial incentives at all performance levels, the Committee has established benchmarks allowing a comparison with compensation provided by other companies as reported in the Hay Survey. This data compares total cash compensation at Cooper (base salary plus annual incentive bonus) at various performance levels with compensation provided at competitive industrial companies. In November 2006, an analysis of Hay Survey data indicated that bonus opportunity provided under Cooper’s Bonus Plan approximated the competitive benchmarks established by the Committee at the good performance level, but fell short of the competitive benchmarks for performance at the maximum level. Accordingly, effective for fiscal year 2007, the Committee increased maximum bonus opportunities for certain executive officers including the CEO and Named Executive Officers.
     In February of each year, the Committee meets to review the Company’s financial results for the previous year and determines the degree to which performance goals have been achieved prior to the payment of any bonus awards. Under the Bonus Plan, the Committee has discretion to adjust the method of calculating the attainment of performance goals in recognition of extraordinary or non-recurring items, changes in tax laws or accounting policies, charges related to restructured or discontinued operations, and other unusual or non-recurring items separately identified in financial statements.
     Under the Bonus Plan, when the Committee determines the degree to which performance goals have been achieved, earned bonus opportunity for each executive officer can be calculated. The Committee then reviews the individual performance of each executive officer as compared to pre-established objectives for the year. Based upon this evaluation and the executive officer’s competitive position, the Committee then approves a bonus award to each executive officer. In determining actual awards to the CEO and other Named Executives under the Bonus Plan, the Committee has discretion to reduce the bonus, but may not increase the award above the individual’s earned bonus opportunity based on the pre-established performance goals and Cooper’s financial results. The Committee may pay awards earned in cash or Cooper Class A common shares or a combination of cash and shares. Subject to the Committee’s approval, a participant in the Bonus Plan may request to have all or a portion of the bonus award paid in the form of Cooper common shares.

     In February 2008, the Committee reviewed results under the Bonus Plan for 2007 and determined earned bonus opportunity to be at the maximum performance level. The Committee then awarded bonuses to the Named Executives under the Bonus Plan at an average of 87% of individual bonus opportunity, which takes into account an evaluation of individual performance as well as the financial performance of the relevant business unit for Named Executives at operating divisions. The determination of earned bonus opportunity at the maximum performance level was based on excellent earnings per share growth and strong cash flow performance. Earnings per share from continuing operations rose 22% to $3.14 per share in 2007, compared with $2.58 per share for 2006. Earnings per share from continuing operations of $3.14 excluded the impact of income tax adjustments, income from Belden Corporation, and legal matters related to discontinued operations. Taking these adjustments into account, the audited financial statements reflect earnings per share from continuing operations in 2007 of $3.73. Free cash flow of $681.6 million exceeded income from continuing operations (excluding the impact of the income tax adjustments). The Committee credited management with:
•	Achieving strong earnings growth through a combination of strategic growth initiatives including growth in international markets,

•	completion of 13 strategic acquisitions to build key growth platforms,

•	strong productivity and pricing execution that contributed to increased margins,

•	stringent cost controls despite challenges presented by highly competitive market conditions and increases in energy, commodity and raw material costs,

•	strong cash flow performance accomplished through operating efficiencies and effective management of working capital,

•	delivery of innovative new products, and

•	improvements in service levels and ease of doing business with Cooper.
     The Committee also approved supplemental bonus awards outside the Bonus Plan for Messrs. Hachigian and Klebe for fiscal year 2007 to recognize their leadership roles in achieving record earnings and strong cash flow that significantly exceeded maximum performance levels under the Bonus Plan and their personal contributions to the achievement of other strategic initiatives and objectives. In addition to the achievements noted in the previous paragraph, the Committee credited Mr. Hachigian for his leadership in doing the following:
•	increasing international revenues 22% which now comprise 34% of Cooper’s total revenues;

•	implementing lean tools and sales and operations planning to drive operational excellence;

•	expanding Cooper’s technology into new and adjacent sectors including lighting and architectural controls, LED, utility automation and emergency notification;

•	designing and implementing a Cooper brand strategy; and

•	improving the management development process.
Long-Term Equity-Based Incentive Compensation
     The Committee provides stock incentives to executive officers that are tied to Cooper’s long-term performance in order to link the executive’s interests to those of our shareholders and to encourage stock ownership by executives.
     The Amended and Restated Stock Incentive Plan (“Stock Plan”), which was most recently approved by our shareholders in April 2004, provides for the granting of stock options, performance-based share awards and restricted stock units to the Named Executives and other key managers. The Committee believes that the stock options, performance-based share awards and restricted stock units granted under the Stock Plan provide a significant link between the compensation of the Named Executives and other key executives on the one hand and Cooper’s long-term goals and shareholders’ interests on the other.
     Since 2003, annual grants of equity-based incentive awards to our executive officers have principally consisted of stock options and performance share awards. Such awards are generally made by the Committee at its February meeting. Generally, our executive officers, including the CEO and other Named Executives, receive annual grants of equity awards with a competitive value consisting of approximately half stock options and half performance share awards. Details on these equity awards are outlined below. The annual value of such awards is determined by Frederick W. Cook & Co., Cooper’s executive compensation consultant. Frederick W. Cook & Co. makes this determination after evaluation of competitive equity award values at similar industrial companies. While Frederick W. Cook & Co. advises Cooper on the value of competitive equity awards, actual awards to executives may be adjusted to reflect individual performance, prior equity awards and total compensation to the individual. Such adjustments may result in an increase or decrease in equity awards granted to an individual.

     The independent compensation consultant retained by the Committee also reviews proposed equity awards from time to time. In August 2005, Pearl Meyer conducted an independent evaluation of Cooper’s executive compensation program including the long-term equity-based incentive program. Pearl Meyer concluded that Cooper’s long-term equity program was progressive, well-designed and fully aligned with Cooper’s strategy and shareholders’ interests. Pearl Meyer recommended that Cooper continue its practice of using a combination of stock options and performance shares in its equity program which rewards improved financial performance and appreciation in the price of Cooper stock.
     Stock Options
     As part of the executive compensation program, the Committee annually grants stock options to executive officers and other key management employees. Stock options are priced on the day of the Committee meeting at the fair market value of the stock as required by the Stock Plan. Prior to 2007, the Stock Plan defined “fair market value” as the average of the high and low sales price of a share of Cooper common stock on the grant date. In 2007, the Committee approved an amendment to the Stock Plan to determine the exercise price of stock options based on the closing price on the New York Stock Exchange on the date of the grant. This change, which will apply to stock option grants in 2007 and future years, was made solely for the purpose of conforming Cooper’s practice under the Stock Plan with reporting requirements recently issued by the Securities and Exchange Commission.
     Cooper’s practice for many years has been to grant stock options at the February Committee meeting, which is after the prior fiscal year’s financial results are final and audited and have been released to the public. The Committee approves all stock option grants and the grants are made on the day the Committee meets. The Board and the Committee meeting dates are set at least two years in advance. At times when Cooper planned to release non-public material information, the Committee has deferred granting stock options until after its February meeting pending the public release of such information. Stock options are granted at other times during the year only in conjunction with the hiring or promotion of employees and then only as approved by the Committee and pursuant to the terms of the Stock Plan.
     Stock options granted under the Stock Plan vest ratably on the first, second and third anniversaries of the grant date so the options are fully exercisable after three years. Stock options granted in 2007 are available for exercise for seven years from the grant date. Since stock options are issued at fair market value, they will only have value if the market price of Cooper common stock increases after the grant date. Outstanding options are forfeited when active service ends except in the event of death, disability or retirement.
     The number of shares of stock underlying options granted to each of the Named Executives in 2007 is shown in column (j) of the Grant of Plan-Based Awards Table. The number of shares, option exercise prices, and expiration dates relating to all outstanding stock options that are held by each of the Named Executives as of December 31, 2007, are shown in columns (b) through (f) of the Outstanding Equity Awards at Fiscal Year-End Table. Information relating to options exercised during the year for each Named Executive is shown in columns (b) and (c) of the Option Exercises and Stock Vested Table.
     Performance-based Share Awards
     Annually since 2003, the Committee has granted performance-based share awards to Cooper’s executive officers and other key executives. Through these awards, executives can earn shares of Cooper common stock based on achievement of performance goals set by the Committee. In establishing performance goals and awarding performance shares the Committee’s objective is to provide executive officers with a financial incentive to improve financial results on a long-term, continuous basis and to align management interests with those of shareholders. Performance goals are based upon average annual earnings per share growth over a three-year performance period beginning in the year of the grant and concluding three years later. The Committee has determined that average annual earnings per share growth over the three-year performance period of at least 4% is required before any award is earned and at least 16% is required for a payout at the maximum level. These performance goals apply to the performance period beginning on January 1, 2005 and ending on December 31, 2007 and to the three-year performance periods ending in 2008 and 2009.
     Under the Stock Plan, the Committee cannot award performance-based shares unless the performance goals are achieved. The Committee does have discretion to make adjustments in calculating attainment of performance goals in recognition of extraordinary or non-recurring items, including charges related to restructured or discontinued operations, changes in accounting policies or tax laws, and other unusual or other non-recurring items separately identified in Cooper’s financial statements. Discretionary adjustments by the Committee must be consistent with Section 162(m) of the Internal Revenue Code such that all stock awards are considered “performance-based compensation.”

     In February 2008, the Committee determined that Cooper had achieved annual earnings per share growth over the three-year period beginning on January 1, 2005 and ending on December 31, 2007 of 19.7% (excluding $.59 of earnings per share in 2007 related to income tax adjustments, income from Belden Corporation and legal matters concerning discontinued operations) thereby fulfilling the performance goals established by the Committee in February 2005 for an award at the maximum level. Based on the satisfaction of the performance goals, the Named Executives earned the following performance shares for the 2005 — 2007 performance period: K.S. Hachigian 160,000 shares; T.A. Klebe 34,760 shares; C.T. O’Grady 21,680 shares; M.A. Stoessl 18,400 shares; and G.A. Masse 16,000 shares. The award for Mr. Hachigan includes a supplemental grant of 105,720 performance share awards in recognition of his promotion to CEO in 2005. Based on the terms of the Stock Plan, these performance share awards were adjusted to reflect the change in Cooper’s capital structure resulting from the two-for-one stock split in March 2007. In addition to the performance shares, participants in the 2005 — 2007 performance period received a payment of $2.32 for each performance share earned, which represents dividend equivalents on the earned shares over the three-year performance period.
     Restricted Stock Units
     Although stock options and performance-based share awards are currently the principal means of providing long-term equity-based compensation to our executives and key management employees, from time to time, the Committee also grants restricted stock units to executive officers and other key management employees. Vesting of restricted stock units is time-based. The vesting period varies depending on the award, but generally ranges from three to five years in order to fully vest in restricted stock unit awards. Generally, we grant restricted stock units to ensure we retain certain key management employees and for the purpose of attracting new executives, including replacing equity compensation forfeited by new executives upon resignation from their prior employer. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the restrictions lapse. Dividend equivalents are calculated based on the same dividend rate that applies to our outstanding common shares. In February 2007, in consideration of the superior financial results achieved and the successful implementation of the strategic initiatives under the CEO’s leadership, the Committee granted the CEO restricted stock units for 40,000 shares (adjusted for the two-for-one stock split in March 2007) to secure retaining his future services. These restricted stock units vest in February 2012.
Benefits and Executive Perquisites
     The Committee believes that attracting and retaining superior management talent requires an executive compensation program that is competitive in all respects with the programs provided at similar companies. In addition to salaries, incentive bonus and stock awards, competitive executive compensation programs include retirement and welfare benefits and reasonable executive perquisites. At Cooper, executive officers participate in the same retirement and welfare benefit plans as all salaried employees. We also provide certain perquisites to executive officers, subject to an annual allowance approved by the Committee. The Committee reviews actual spending on executive perquisites annually. Cooper’s executive compensation consultant, Frederick W. Cook & Co., has reviewed our benefit and executive perquisite program and determined it to be reasonable and competitive overall.
     Retirement Benefits
     Prior to January 1, 2007, executive officers residing in the United States participated in several retirement plans sponsored by Cooper including: the Cooper Salaried Employees Retirement Plan (“Cooper Pension Plan”); the Cooper Industries Supplemental Excess Defined Benefit Plan (“Supplemental Pension Plan”); the Cooper Retirement Savings and Stock Ownership Plan (“Cooper Savings Plan”) and the Cooper Industries Supplemental Excess Defined Contribution Plan (“Supplemental Savings Plan”). Executive officers participate in these retirement plans on the same basis and under the same terms and conditions as other salaried employees who reside in the United States and are assigned to Cooper’s United States business units.
     Under the Cooper Pension Plan, Cooper credited the individual’s plan account with four percent of each year’s total compensation up to the Social Security wage base for the year, plus eight percent of each year’s total compensation that exceeds the Social Security wage base. For this purpose, total compensation is cash remuneration paid by Cooper to or for the benefit of a participant of the Cooper Pension Plan for services rendered while an employee. For the Named Executives, the total compensation is shown in columns (c) and (g) of the Summary Compensation Table. However, neither performance-based share awards nor deferred compensation is included in total compensation for purposes of the Cooper Pension Plan. The participant receives interest credits on all amounts credited to their account until the participant begins to receive benefit payments. The Cooper Pension Plan interest credit rate was 4.5% for 2006 and 5.25% for 2007. Benefits under the Cooper Pension Plan are one-third vested after three years, two-thirds vested after four years and fully vested after five years of service. The participant may elect to receive benefits at retirement at age 55 or thereafter in the form of an escalating annuity, a level annuity with or without survivorship benefits or a lump-sum payment.
     The Supplemental Pension Plan is an unfunded, nonqualified plan that provides to certain employees, including the Named Executives, Cooper Pension Plan benefits that cannot be paid from a qualified, defined benefit plan because of Internal Revenue Code restrictions. The Supplemental Pension Plan also provides benefits equal to what would have been paid under the Cooper Pension Plan on amounts of deferred compensation had those amounts not been deferred. The amounts credited to a participant’s account in the Supplemental Pension Plan receive interest credits at the same rate as under the Cooper Pension Plan. Vesting of plan benefits, eligibility for retirement and other benefit payment options with the Supplemental Pension Plan are the same as under the Cooper Pension Plan.
     Under the Cooper Savings Plan, which is a qualified 401(k) Savings Plan, participants may elect to contribute up to 100% of each year’s compensation on a pre-tax basis to a plan account and direct those funds to be invested in up to seven funds. Prior to January 1, 2007, on employee contributions of up to 6% of each year’s total compensation, Cooper made a matching contribution of 100% of the first 3% of the employee contribution and 50% of the next 3% the employee contributes. Company matching contributions are made in common shares of Cooper stock. Contributions to the Cooper Savings Plan are subject to annual limits established under the Internal Revenue Code. In 2007, an individual employee’s contributions to the Cooper Savings Plan were limited to $15,500 (or $20,500 if the participant was at least 50 years old). Employee and Company matching contributions are fully vested immediately. Participants may receive distribution of their Cooper Savings Plan accounts any time after they cease service with the Company.
     The Supplemental Savings Plan is an unfunded, non-qualified plan that provides certain employees, including the Named Executives, Cooper Savings Plan benefits that cannot be provided through a qualified 401(k) Savings Plan because of Internal Revenue Code restrictions and limitations. Participants in the Supplemental Savings Plan must make contributions to the Cooper Savings Plan until reaching annual contribution limits established under the Internal Revenue Code. Subsequent contributions by the participant and the related company matching contribution in the calendar year are then credited to the individual’s account in the Supplemental Savings Plan. Employee and company matching contributions to the Supplemental Savings Plan are fully vested immediately. Participants receive interest credits on all amounts credited to their account based on the average prime rate. Amounts credited to their account are distributed either as a lump sum payment or in installments based on deferral elections made by the executive under Section 409A of the Internal Revenue Code.
     In July 2006, the Company announced significant changes to its retirement benefits program effective January 1, 2007. These changes impacted all members of Cooper’s salaried workforce in the United States including the Named Executives. The retirement modifications involve cessation of accruals or a “freeze” of benefits under three of Cooper’s four retirement plans, i.e. the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan. To offset this benefit reduction, Cooper increased its matching contribution to the Cooper Savings Plan to 100% of the first 6% contributed by an employee and added a basic 3% company contribution to all participant accounts. The basic 3% company contribution is 25% vested after two years, 50% vested after three years, 75% vested after four years and fully vested after five years. For individuals with annual compensation below a certain level, modifications to the Cooper Savings Plan caused their net retirement benefits to increase. For other employees, who would realize a decrease in their net retirement benefits as a result of the modifications to the retirement plans, Cooper provided a special salary increase or “buy-out” to offset the decrease in Cooper’s contribution to the retirement program caused by the freeze in the three plans effective December 31, 2006.
     The decision to freeze the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan also adversely impacted Cooper’s executive officers including the Named Executives. A portion of this adverse impact was offset by improvements in company matching contributions to the Cooper Savings Plan as described above. To offset the remainder of the benefit reduction, rather than provide a special salary increase, the Committee created a new Supplemental Executive Retirement Plan (“SERP”) under which the individual’s account is credited with a designated contribution percentage of their total compensation for the prior year. The Committee approves the SERP contribution percentage for all executive officers annually. For 2007, the contribution percentage was determined based on the amount that retirement benefits to these executives was reduced as a result of the “freeze” of prior benefit plans.
     Benefits under the SERP are subject to a five-year vesting requirement. Participants may elect to commence benefit payment at retirement at age 55 or thereafter, with those benefits paid in accordance with an election made by the participant in accordance with Section 409A of the Internal Revenue Code.

     Due to the cessation of accruals under the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan, participants will not receive any additional benefit credits under these plans effective January 1, 2007. Individual plan accounts will continue to receive interest credits in accordance with prior practice until the participant elects to commence benefits in accordance with plan terms and conditions.
     Effective January 1, 2007, the Company introduced a new Salary Deferral Plan. Executive officers, including the Named Executives, are eligible to participate in the Salary Deferral Plan, which permits the participant to defer up to 50% of their base salary. Cooper does not match employee deferrals and the employee’s total annual compensation is reduced by the amount of other contributions to the Salary Deferral Plan for the purpose of determining compensation under the Cooper Savings Plan. Salary deferrals under the Plan are credited with interest at the average prime rate.
     Welfare Benefits
     All executive officers, including the Named Executives, are eligible for welfare benefits from Cooper including: medical, dental, life insurance, short-term disability, and long-term disability. Executives participate in these plans on the same basis and subject to the same costs, terms and conditions as other salaried employees at their assigned location.
     Perquisites
     Cooper provides a taxable allowance for senior management for financial counseling services, which may include tax preparation and estate planning services. The amount of the taxable allowance is up to $25,000 for the Chairman and CEO and up to $10,000 for other senior management including the other Named Executives. Executives also receive gross-up payments equal to the taxes payable on the services covered by the allowance. Generally, Cooper does not provide country club memberships to its executives, except in limited circumstances Cooper has paid the initiation fee for a club membership as a perquisite for certain executives. There were no exceptions to this policy in 2007. In addition, the Chairman and CEO (and other senior executives upon approval of the Chairman and CEO) may use the Company plane for personal purposes.
Stock Ownership Guidelines and Retention Requirements
     All executive officers are subject to Stock Ownership Guidelines and Retention Requirements under which they must acquire Cooper common stock valued at a multiple of their base salary as follows:

Position	Salary Multiple
CEO	5.0x
Senior or Executive Vice Presidents	3.5x
Other Officers and Division Presidents	2.0x
     Executives subject to the Stock Ownership Guidelines have five years from appointment to their executive position to comply and are expected to make regular progress towards that goal. To ensure this occurs, executive officers are also subject to Stock Retention Requirements and must retain a portion of stock acquired as a result of an equity grant from Cooper for a prescribed length of time.
•	Executives not yet in full compliance with Stock Ownership Guidelines must retain 75% of net shares (shares remaining after acquisition costs and payment of taxes) until they own sufficient shares to meet the Ownership Guidelines.

•	Other executives are required to retain 25% of net shares for at least one year after acquisition.
     The Committee believes that these Stock Ownership Guidelines and Retention Requirements are an important component of the equity-based incentive compensation program since it ensures that executive officers have a significant and ongoing financial stake in Cooper’s long-term performance. Cooper’s insider trading policies provide that all executives who are subject to the Stock Ownership Guidelines and Retention Requirements are prohibited from engaging in a short sale of Cooper stock to hedge the economic risk of owning Cooper stock and are directed to refrain from dealing in puts, calls, and similar derivatives on Cooper stock because of the appearance of speculating in Cooper’s stock. At its February 2008 meeting, the Committee reviewed the status of covered executives relative to compliance with the Stock Ownership Guidelines and Retention Requirements and determined that all the Named

Executives are currently in compliance or are making satisfactory progress within the five-year period to achieve compliance.
Tax Implications of Executive Compensation
     Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid to its CEO and three other most highly compensated officers other than the CFO. The Committee believes that the annual incentive bonuses paid pursuant to the Bonus Plan and the awards and options granted pursuant to the Stock Plan will qualify as “performance-based” compensation and will meet the requirements of the current tax law and Internal Revenue Service regulations so as to preserve the tax deductibility of the executive compensation paid pursuant to such plans. However, we may from time to time pay compensation to our senior executives that may not be deductible, including discretionary bonuses or other types of compensation outside our plans.
     Although the Committee generally attempts to structure executive compensation to preserve tax deductibility, the Committee also believes that there are circumstances where, in the judgment of the Committee and consistent with the overall compensation objectives and philosophy discussed above, the interests of Cooper and its shareholders are best served by maintaining flexibility in the way compensation is provided even though the compensation may not be fully deductible.

SUMMARY COMPENSATION
     The following table presents information relating to the compensation earned by the CEO and other Named Executives for services rendered to Cooper.
SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
Name and		Salary	Bonus(2)	Awards(1)	Awards(1)	sation(2)	Earnings(3)	sation(5)		Total(6)
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(i)
Hachigian, K.S.	2007	$1,083,333	$161,200	$6,397,901	$2,089,406	$2,838,800	$27,814	$836,035	(4)	$13,434,489
Chairman,
President and Chief
Executive Officer	2006	975,000	315,800	4,518,222	1,465,631	2,184,200	156,099	393,785		10,008,737

Klebe, T.A.	2007	522,500	37,900	1,367,756	518,510	812,100	44,702	241,942	(4)	3,545,410
Senior Vice
President and Chief
Financial Officer	2006	491,500	204,000	1,246,480	478,801	596,000	69,699	126,178		3,212,658

O’Grady, C.T.	2007	327,600	0	1,028,121	334,593	400,000	3,070	109,491	(4)	2,202,875
Senior Vice
President, Business
Development	2006	307,500	0	820,388	240,188	320,000	35,309	59,633		1,783,018

Stoessl, M.A.	2007	383,875	0	803,849	251,466	466,000	14,505	167,723	(4)	2,087,418
Group President,
Cooper Power Systems	2006	368,333	30,000	742,836	233,452	370,000	29,995	106,481		1,881,097

Masse, G.A. Group	2007	364,583	0	954,971	137,675	150,000	1,542	88,911	(4)	1,697,682
President, Cooper Tools

(1)	The amounts shown in columns (e) and (f) above is the compensation expense related to the stock and option awards included in Cooper’s financial statements per FAS 123(R), adjusted to reflect actual rather than estimated forfeitures for awards with service-based vesting conditions. See Cooper’s Annual Report for the year ended December 31, 2007 for a description of the FAS 123(R) valuations. The awards consist of stock options, performance shares and restricted stock units granted to the Named Executives under the Amended and Restated Stock Incentive Plan. The compensation expense for the stock and option awards differs from the 2007 grant date fair values for these awards as shown in the “Grant of Plan-Based Awards” table because the compensation expense for the stock and option awards is recognized over the requisite service or vesting periods and includes the values for awards granted in fiscal 2007 and prior fiscal years.

(2)	The amounts shown in column (g) represent annual incentive bonuses earned by the Named Executives under the Management Annual Incentive Plan or “Bonus Plan.” The amounts shown in column (d) represent supplemental bonuses paid outside the Bonus Plan. See “Compensation Discussion and Analysis — Annual Incentive Compensation” for further details.

(3)	The amounts shown in column (h) represent the aggregate change during 2007 in the actuarial present value of the Named Executive’s accumulated benefit under the Cooper Pension Plan and above-market earnings under the Supplemental Executive Retirement Plan (“SERP”) and the Salary Deferral Plan, as follows: K.S. Hachigian $16,556 and $11,258; T.A. Klebe $38,840 and $5,862; C.T. O’Grady $1,591 and $1,479; M.A. Stoessl $11,613 and $2,892; and G.A. Masse $1,040 and $502. The amounts show in column (h) do not reflect the following decreases in the actuarial present value of the Named Executive’s accumulated benefit under the Supplemental Excess Defined Benefit Plan which was frozen and the account balances transferred to the SERP: K.S. Hachigian $343,229; T.A. Klebe $227,309; C.T. O’Grady $21,420; M.A. Stoessl $56,539; and G.A. Masse $5,990. The decrease in compensation from 2006 to 2007 relating to the change in pension values is attributable to the decision to freeze the Cooper Pension effective December 31, 2006 and transfer accumulated benefits under the Supplemental Excess Defined Benefit Plan to the SERP.

(4)	The breakdown of “All Other Compensation” for 2007 is set forth in the table below. The dividend equivalents represent amounts paid on restricted stock units and earned performance shares.

				Contributions
				to
				Supplemental	Financial		Personal
			Contributions to	Defined	Counseling, Tax		Use of
		Dividend	Cooper Savings	Contribution	and Other	Tax Gross-	Company
Name	Year	Equivalents	Plan	Plans	Services	Up Payments	Aircraft
Hachigian, K.S.	2007	$170,588	$20,250	$473,667	$3,685	$2,114	$165,731
	2006	144,828	9,750	129,375	6,084	3,489	100,259

Klebe, T.A.	2007	84,492	20,250	137,200	0	0	0
	2006	68,300	6,882	50,996	0	0	0

O’Grady, C.T.	2007	20,970	20,250	61,118	5,261	1,892	0
	2006	15,540	8,438	23,400	5,471	2,065	4,719

Stoessl, M.A.	2007	54,668	20,250	75,639	9,750	7,416	0
	2006	63,150	7,906	30,319	2,900	2,206	0

Masse, G.A.	2007	16,675	20,250	44,769	4,875	2,342	0

The increase in “All Other Compensation” from 2006 to 2007 is principally attributable to contributions made to the SERP in 2007, which replaced benefits lost due to the decision to freeze benefits under the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan.

(5)	Perquisites and other personal benefits included in column (i) are valued on the basis of the aggregate incremental cost to Cooper. For financial counseling, tax preparation services and other items covered by the annual perquisite allowance provided to Named Executives, the value represents the actual cost of such services or items charged by a third party. For personal use of Cooper’s aircraft, the value takes into account incremental operating costs including fuel, landing fees, crew travel expenses and catering. Because our aircraft is used primarily for business travel, we do not include fixed costs that do not change based on usage such as salaries and benefits of flight crews, taxes, depreciation and insurance.

(6)	The amount of salary and bonus in proportion to total compensation is designed to maintain an executive compensation program that is competitive with other industrial companies and to align the compensation of executive officers with Cooper’s performance on both a short-term and long-term basis and with the interests of our shareholders. See “Compensation Discussion and Analysis” for further details.

GRANT OF PLAN-BASED AWARDS
     The following table includes information regarding stock option grants made to the Named Executives in the last fiscal year including the number of shares subject to the stock options, the exercise price and the grant date fair value of the stock options. The table also includes information regarding potential future payouts under Cooper’s non-equity and equity incentive plans. The number of shares subject to equity awards and the exercise price for option awards shown in the following table have been proportionately adjusted to reflect the two-for-one stock split that was completed in March 2007.
GRANT OF PLAN-BASED AWARDS TABLE

									All
									Other
								All	Option
								Other	Awards:
								Stock	Number		Grant
					Estimated Future			Awards:	of	Exercise	Date Fair
		Estimated Future Payouts			Payouts Under Equity			Number	Securities	or Base	Value of
		Under Non-Equity Incentive			Incentive Plan Awards(2)			of Shares	Under-	Price of	Stock
		Plan Awards(1)					Maxi-	of Stock	lying	Option	and
	Grant	Thresh-	Target(3)	Maxi-	Thresh-	Target(3)	mum	or Units	Option	Awards	Option
Name	Date	old ($)	($)	mum ($)	old (#)	(#)	(#)	(#)(4)	(#)	($/Sh)(5)	Awards(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Hachigian, K.S.	2/13/07	$709,700	$2,129,100	$2,838,800	—	—	—	40,000	—	—	$1,833,700
	2/13/07	—	—	—	37,800	113,400	151,200	—	—	—	$6,931,386
	2/16/07	—	—	—	—	—	—	—	280,000	$47.16	$2,649,808

Klebe, T.A.	2/13/07	$203,000	$609,100	$812,100	—	—	—	—	—	—	N/A
	2/13/07	—	—	—	8,100	24,300	32,400	—	—	—	$1,485,297
	2/16/07	—	—	—	—	—	—	0	60,000	$47.16	$567,816

O’Grady, C.T.	2/13/07	$100,300	$300,800	$401,100	—	—	—	12,000	—	—	$550,110
	2/13/07	—	—	—	4,100	12,300	16,400	—	—	—	$751,817
	2/16/07	—	—	—	—	—	—	—	30,000	$47.16	$283,908

Stoessl, M.A.	2/13/07	$116,600	$349,700	$466,200	—	—	—	—	—	—	N/A
	2/13/07	—	—	—	3,800	11,400	15,200	—	—	—	$696,806
	2/16/07	—	—	—	—	—	—	0	28,000	$47.16	$264,981

Masse, G.A.	2/13/07	$110,300	$330,800	$441,000	—	—	—	20,000	—	—	$916,850
	2/13/07	—	—	—	3,500	10,500	14,000	—	—	—	$641,795
	2/16/07	—	—	—	—	—	—	—	26,000	$47.16	$246,054

(1)	Represents annual incentive compensation bonus opportunities for fiscal year 2007 available to Named Executives under the terms of the Management Annual Incentive Plan or “Bonus Plan.” For fiscal year 2007, earnings per share of $3.00 and free cash flow of $561 million is required for performance at the maximum level with 75% of the bonus opportunity based on earnings per share and the balance based on free cash flow. The actual awards earned by the Named Executives for fiscal year 2007 are set forth in column (g) of the Summary Compensation Table. See “Compensation Discussion and Analysis — Annual Incentive Compensation” for further details.

(2)	Represents long-term incentive awards granted in 2007 to the Named Executives under the Amended and Restated Stock Incentive Plan or “Stock Plan.” These performance—based share awards may be earned based on achievement of performance goals over a three-year period commencing January 1, 2007 and ending on December 31, 2009. Performance goals are based upon average annual earnings per share growth over the performance period. Average annual earnings per share growth over the three-year performance period of at least 4% is required before any award is earned and at least 16% is required for a payout at the maximum level. Upon distribution of any performance shares earned by the executive, Cooper shall pay the executive an amount in cash equal to the aggregate amount of cash dividends the executive would have received had the executive been the record owner of the earned performance shares over the performance period. Dividend equivalents are calculated based on the same dividend rate that applies to Cooper’s outstanding common shares. See “Compensation Discussion and Analysis — Performance-based Share Awards” for further details.

(3)	As discussed in the “Compensation Discussion and Analysis,” Cooper bases its “target” performance level on “stretch” performance goals that provide a bonus opportunity at approximately 75% of the maximum bonus opportunity. Other companies typically set their target performance level based on expected or budgeted performance that provide a bonus opportunity at 50% of the maximum performance.

(4)	Represents restricted stock units granted to the Named Executive. In February 2007, Mr. Hachigian received a grant of 40,000 restricted stock units that vest in February 2012, Mr. O’Grady received a grant of 12,000 restricted stock units that vest 6,000 units each in February 2010 and 2012, and Mr. Masse received a grant of 20,000 restricted stock units that vest 10,000 units each in February 2009 and 2011.

(5)	The exercise price of each option is equal to the fair market value of Cooper’s Class A common shares on the date of the grant, which is the closing price on the grant date. The options become one-third exercisable one year after the grant date, two-thirds exercisable two years after the grant date, and fully exercisable three years after the grant date.

(6)	The grant date fair value of the stock option awards is $9.4636 per share. The grant date fair value of the performance-based shares is $45.8425 per share. The grant date fair value for the performance-based share awards assumes payout at the maximum level of performance. See Cooper’s Annual Report for the year ended December 31, 2007 for a description of the FAS 123(R) valuations.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2007 for each Named Executive. The table also shows unvested and unearned stock awards (both time-based awards and performance-contingent) assuming a market value of $52.88 a share (the closing market price of Cooper’s stock on December 31, 2007). The number of shares and option exercise prices subject to option and stock awards shown in the following table have been proportionately adjusted to reflect the two-for-one stock split that was completed in March 2007.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE (1)

	Option Awards			Stock Awards

								Equity	Equity
								Incentive	Incentive
								Plan	Plan Awards:
								Awards:	Market or
					Number		Market	Number of	Payout Value
	Number of	Number of			of Shares		Value of	Unearned	of Unearned
	Securities	Securities			or Units		Shares or	Shares Units	Shares, Units
	Underlying	Underlying			of Stock		Units of	or Other	or Other
	Unexercised	Unexercised	Option	Option	That		Stock That	Rights That	Rights that
	Options (#)	Options (#)	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested(#)		Vested ($)	Vested (#)	Vested ($)
(a)	(b)(2)	(c)(2)	(e)(4)	(f)	(g)		(h)	(i)	(j)
Hachigian, K.S.	180,000	0	$17.61	2/29/2012	160,000	(5)	$8,460,800	152,000 (7)	$8,037,760
	100,000	0	$27.82	2/10/2011	40,000	(6)	$2,115,200	151,200 (8)	$7,995,456
	63,333	31,667	$35.47	2/08/2012	—		—	—	—
	70,000	35,000	$32.74	4/25/2012	—		—	—	—
	93,333	186,667 (3)	$41.19	2/13/2013	—		—	—	—
	0	280,000	$47.16	2/16/2014	—		—	—	—
Klebe, T.A.	19,400	0	$21.74	2/09/2009	34,760	(5)	$1,838,109	34,760 (7)	$1,838,109
	20,000	0	$21.57	2/09/2009	—		—	32,400 (8)	$1,713,312
	40,000	0	$18.97	2/08/2010	—		—	—	—
	42,800	0	$23.05	2/13/2011	—		—	—	—
	93,868	0	$17.61	2/29/2012	—		—	—	—
	60,000	0	$27.82	2/10/2011	—		—	—	—
	40,533	20,267	$35.47	2/08/2012	—		—	—	—
	20,266	40,534	$41.19	2/13/2013	—		—	—	—
	0	60,000	$47.16	2/16/2014	—		—	—	—
O’Grady, C.T.	36,666	18,334	$34.39	5/23/2012	21,680	(5)	$1,146,438	20,000 (7)	$1,057,600
	12,666	25,334	$41.19	2/13/2013	12,000	(6)	$634,560	16,400 (8)	$867,232
	0	30,000	$47.16	2/16/2014	12,000	(6)	$634,560	—	—
Stoessl, M.A.	1,268	0	$14.73	8/06/2012	18,400	(5)	$972,992	16,000 (7)	$846,080
	18,668	0	$27.82	2/10/2011	20,000	(6)	$1,057,600	15,200 (8)	$803,776
	21,333	10,667	$35.47	2/08/2012	—		—	—	—
	9,333	18,667	$41.19	2/13/2013	—		—	—	—
	0	28,000	$47.16	2/16/2014	—		—	—	—
Masse, G.A.	8,333	16,667	$41.19	2/13/2013	16,000	(5)	$846,080	14,000 (7)	$740,320
	0	26,000	$47.16	2/16/2014	25,000	(6)	$1,322,000	14,000 (8)	$740,320

(1)	Column (d) “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been omitted since there are no items to report.

(2)	Options become one-third exercisable one year after the grant date, two-thirds exercisable two years after the grant date, and fully exercisable three years after the grant date.

(3)	The 280,000 stock options were granted to Mr. Hachigian in 2006 to recognize his new position as Cooper’s Chairman, CEO and President.

(4)	The exercise price of each option is equal to the fair market value of Cooper’s Class A common shares on the date of grant of the options, which is the average of the high and low sales price on the grant date for grants prior to 2007 and the closing price for grants in 2007 and thereafter.

(5)	Represents the earned performance-based share awards for the three-year performance period beginning on January 1, 2005 and ending on December 31, 2007. The award for Mr. Hachigian includes a supplemental grant of 105,720 performance share awards in recognition of his promotion to CEO in 2005. In February 2008, the Management Development and Compensation Committee of the Board of Directors determined that Cooper achieved the performance objectives at the maximum level. These performance shares vested on February 11, 2008. See “Compensation Discussion and Analysis — Performance-based Share Awards” for further details.

(6)	Represents restricted stock units granted to the Named Executive. In February 2007, Mr. Hachigian received a grant of 40,000 restricted stock units which vest in February 2012, Mr. Masse received a grant of 20,000 restricted stock units which vest 10,000 units each in February 2009 and 2011, and Mr. O’Grady received a grant of 12,000 restricted stock units which vest 6,000 units each in February 2010 and 2012. In February 2006, Mr. Masse received a grant of 5,000 restricted stock units which vest in January 2011. In February 2005, Mr. Stoessl received a grant of 20,000 restricted stock units which vest in February 2010. In May 2005, Cooper granted Mr. O’Grady 24,000 restricted stock units which vest 6,000 units each in June 2006, 2007, 2008 and 2009. The restricted stock units granted in May 2005 to Mr. O’Grady replace equity compensation forfeited upon his resignation from his prior employer. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the stock restrictions lapse. Dividend equivalents are calculated based on the same dividend rate that applies to Cooper’s outstanding common shares.

(7)	Represents the performance-based share awards for the performance period beginning on January 1, 2006 and ending December 31, 2008. The value of the awards assumes payout at the maximum level of performance. For a more detailed discussion see “Compensation Discussion and Analysis - Performance-based Share Awards.”

(8)	Represents the performance-based share awards for the performance period beginning on January 1, 2007 and ending on December 31, 2009. The value of the awards assumes payout at the maximum level of performance.

OPTION EXERCISES AND STOCK VESTED
     The following table sets forth information regarding options and stock awards exercised and vested, respectively, during 2007 for the Named Executives. The number of shares subject to the option and stock awards as shown in the table have been proportionately adjusted to reflect the two-for-one stock split that was completed in March 2007.
OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting(#)		Vesting ($)
(a)	(b)	(c)	(d)		(e)
Hachigian, K.S.	17,200	$598,170	61,600	(1)	$2,901,360
	84,809	$3,005,936	—		—
	135,107	$4,698,657	—		—
	42,884	$1,488,229	—		—
	90,000	$2,388,591	—		—
Klebe, T.A.	60,000	$1,677,474	37,400	(1)	$1,761,540
O’Grady, C.T.	0	0	6,000	(2)	$322,980
Stoessl, M.A.	3,500	$129,175	17,600	(1)	$828,960
	13,334	$439,782
Masse, G.A.	0	0	0		0

(1)	Amount shown represents performance-based share awards for the three-year performance period beginning on January 1, 2004 and ending on December 31, 2006, which vested on February 15, 2007.

(2)	Amount shown represents restricted stock units that vested during 2007 for the Named Executive.

PENSION BENEFITS
     The following table discloses the years of credited service of the actuarial present value of the accrued benefits for, and payments during the last fiscal year to each of the Named Executives under the Cooper Pension Plan and Supplemental Excess Defined Benefit Plan.
PENSION BENEFITS TABLE

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit(2)	Fiscal Year
Name	Plan Name(1)	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

Hachigian, K.S.	Cooper Pension Plan	6.7	$87,994	$0

	Supplemental Excess Defined	—	0 (3)	0
	Benefit Plan

Klebe, T.A.	Cooper Pension Plan	12.7	244,143	0

	Supplemental Excess Defined	—	0 (3)	0
	Benefit Plan

O’Gracy, C.T.	Cooper Pension Plan	2.6	25,897	0

	Supplemental Excess Defined	—	0 (3)	0
	Benefit Plan

Stoessl, M.A.	Cooper Pension Plan	5.4	58,635	0

	Supplemental Excess Defined	—	0 (3)	0
	Benefit Plan

Masse, G.A.	Cooper Pension Plan	2.0	11,264	0

	Supplemental Excess Defined	—	0 (3)	0
	Benefit Plan

(1)	See “Compensation Discussion and Analysis – Retirement Benefits” for a discussion of the terms of the Cooper Pension Plan and Cooper Industries Supplemental Excess Defined Benefit Plan.

(2)	The present value of the accumulated pension benefits is computed on the same basis and using the same assumptions that Cooper uses for financial statement reporting purposes. For further details, see “Note 13 – Pension and Other Postretirement Benefits” to Cooper’s consolidated financial statements as set forth in Cooper’s Annual Report on Form 10-K for the period ended December 31, 2007.

(3)	The Supplemental Excess Defined Benefit Plan was frozen effective December 31, 2006 and in March 2007 the following account balances for the Named Executives were transferred to the newly-created Supplemental Executive Retirement Plan, a defined contribution plan: K.S. Hachigian $700,949; T.A. Klebe $365,025; C.T. O’Grady $51,754; M.A. Stoessl $121,173; and G.A. Masse $31,244.

NONQUALIFIED DEFERRED COMPENSATION
     Various Cooper executives, including the Named Executives, may elect to defer all or a portion of the annual incentive awards earned under the Bonus Plan and stock awards earned under the Stock Plan. Under the Bonus Plan, an executive may also elect to receive all or a portion of the annual incentive award in Cooper Class A common shares instead of cash. Any cash deferrals are credited annually with interest at the average prime rate. Any stock deferrals are credited with dividend equivalents at the same rate as dividends are paid on Cooper Class A common shares. Deferrals under the Bonus Plan and Stock Plan are unfunded deferred compensation arrangements. Amounts credited to an executive’s deferred compensation account are distributed either as a lump sum payment or in installments based on deferral elections made by the executive in accordance with Section 409A of the Internal Revenue Code.
     Executives also earn deferred compensation under the Supplemental Executive Retirement Plan and Salary Deferral Plan and continue to receive interest credits on account balances under the Supplemental Savings Plan, which was frozen effective December 31, 2006. See “Compensation Discussion and Analysis – Retirement Benefits” for further details regarding these plans.
     The following table discloses contributions, earnings and balances for each of the Named Executives under the nonqualified deferred compensation arrangements discussed above.
NONQUALIFIED DEFERRED COMPENSATION TABLE

						Aggregate
	Executive	Registrant		Aggregate	Aggregate	Balance at
	Contributions	Contributions		Earnings in	Withdrawals/	Last Fiscal
	in Last Fiscal	in Last Fiscal		Last Fiscal	Distributions	Year End
Name	Year ($)	Year ($)		Year ($)	($)	($)
(a)	(b)	(c)		(d)	(e)	(f)
Hachigian, K.S.	$0	$700,949	(1)	$116,162	$0	$1,728,640

Klebe, T.A.	0	365,025	(1)	593,434 (2)	0	5,576,473

O’Grady, C.T.	209,140	51,754	(1)	17,833	0	431,205

Stoessl, M.A.	57,851	121,173	(1)	42,377	0	611,148

Masse, G.A.	0	33,025	(1)	3,007	0	48,429

(1)	Registrant contributions include the following account balances for the Named Executives that were transferred from the Supplemental Excess Defined Benefit Plan to the newly-created Supplemental Executive Retirement Plan, a defined contribution plan: K.S. Hachigian $700,949; T.A. Klebe $365,025; C.T. O’Grady $51,754; M.A. Stoessl $121,173; and G.A. Masse $31,244.

(2)	Aggregate earnings in the last fiscal year includes appreciation in the value of Cooper Class A common shares relating to earned stock awards that were deferred by Mr. Klebe.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Change in Control Arrangements
     Management Continuity Agreements
     Cooper has Management Continuity Agreements with the Named Executives and certain other key executives. The purpose of the agreements is to encourage the executives to carry out their duties when there is a possibility of a change in control of Cooper. The agreements are not ordinary employment agreements and do not provide any assurance of continued employment.
     If, during the two-year period following a change in control, Cooper or its successor terminates the executive’s employment other than for “cause” or the executive voluntarily terminates employment for “good reason” (as such terms are defined in the agreements), the executive shall receive:
•	A lump-sum cash payment equal to a multiple (3x in the case of the Chief Executive Officer, Chief Operating Officer and Senior and Executive Vice Presidents and 2x in the case of the other key executives) of the sum of the executive’s salary and bonus under the Management Annual Incentive Plan. For purposes of the lump sum cash payment, the bonus amount is based on the higher of: (1) the average annual bonus earned with respect to the prior three fiscal years, or (2) the target annual bonus for the fiscal year in which the date of termination occurs or, if higher, the fiscal year of the change in control.

•	The continuation of life, disability, accident and health insurance benefits for the number of years equal to the multiplier used to calculate the lump-sum severance payment, provided that health insurance benefits may be provided for up to an additional five years if such benefits are not available through another employer and the executive is under age 65.

•	A pro rata payment of his or her target bonus for the year of termination.

•	A lump sum payment equal to the incremental benefits and contributions that the executive would have received under Cooper’s various retirement and savings plans for the number of years equal to their multiplier, taking into account the severance benefits received by the executive.

•	Outplacement services for up to one year.

•	A tax gross-up of any excise tax due under the Internal Revenue Code for these types of agreements.
     Management Annual Incentive Plan
     The Named Executives participate in the Management Annual Incentive Plan, which provides an annual bonus opportunity and is designed to tie annual incentive compensation to overall corporate and individual performance. Under the Plan, which is administered by the Management Development and Compensation Committee of the Board (the “Committee”), bonuses are based upon performance goals set by the Committee in February of the bonus year. The Committee may make the award in cash or stock or a combination of both. The Plan provides that upon a change in control of Cooper, all outstanding awards will be deemed earned on a pro rata basis at the target level and will be paid in cash to each eligible executive.
     Stock Incentive Plan
     The Named Executives have been granted stock options, restricted stock units and performance-based share awards under the Stock Incentive Plan (“Stock Plan”). Options granted under the Stock Plan vest over a period of three years. Options granted prior to February 11, 2003 have a 10-year term. Options granted on February 11, 2003 have a 5-year term. Options granted on February 10, 2004 and thereafter have a 7-year term. The Committee has discretion under the Plan to grant options with a term of up to ten years. Restricted stock units vest pursuant to schedules approved by the Committee. Upon vesting, the restrictions on the stock units lapse and the holder is issued one unrestricted Class A common share per restricted stock unit. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the restrictions lapse. Performance-based share awards granted under the Stock Plan may be earned based on achievement over a specified period of performance goals established by the Committee. At the end of the performance period, performance shares earned, if any, are issued and cash equal to the dividends on the performance shares is paid.

The Stock Plan provides that upon a change in control of Cooper:
•	All options will be canceled and Cooper will make a cash payment to the Named Executives equal to the difference in the fair market value of Cooper Class A common shares (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price.

•	All outstanding performance shares will be deemed earned at the target level, all restrictions will lapse on any outstanding restricted stock units, and the Named Executives shall receive such form of consideration as they would have received had they been the owner of record of the performance shares and the shares representing restricted stock units at the time of the change in control plus a cash payment for any accrued dividends on the performance shares and restricted stock units.
Potential Payments Upon Change In Control
     The following table shows potential payments if, during the two-year period following a change in control, a Named Executive is terminated (other than for “cause”) or voluntarily terminates employment for “good reason.” The amounts shown assume that the termination was effective on December 31, 2007, and are estimates that reflect the amounts that would be paid and the incremental value of benefits that would be enhanced through accelerated vesting of options and stock awards. The value of equity awards is based on Cooper’s closing market price of $52.88 on December 31, 2007. As discussed above, outstanding option and stock awards are paid out upon a change in control regardless of whether the Named Executive is terminated or voluntarily terminates employment following the change in control. Also, in addition to the amounts shown in the table below, the Named Executives would be entitled to any vested benefits including outstanding vested options and other awards shown in the “Outstanding Equity Awards at Fiscal-Year-End” table, pension benefits reflected in the “Pension Benefits Table” and balances under nonqualified deferred compensation plans shown in the “Nonqualified Deferred Compensation Table.”

					Retirement	Welfare
					and Savings	Benefits
	Cash	Pro rata	Option	Stock	Plan	and Out-	Tax
	Severance(1)	Bonus(2)	Awards(3)	Awards(4)	Contributions(5)	placement(6)	Gross-up	Total
Name	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Hachigian, K.S.	$9,687,300	$2,129,100	$5,041,513	$20,485,712	$1,184,478	$122,660	$13,731,731	$52,382,494

Klebe, T.A.	3,640,000	609,100	1,170,150	4,043,205	424,749	123,269	3,370,354	13,380,827

O’Grady, C.T.	1,923,000	300,800	806,855	3,626,510	248,269	110,657	2,179,198	9,195,289

Stoessl, M.A.	1,476,400	349,700	564,208	2,993,008	171,900	89,006	1,900,754	7,544,976

Masse, G.A.	1,396,600	330,800	343,683	3,067,040	173,268	89,362	2,018,709	7,419,462

(1)	Amounts shown in column (a) represent a cash payment equal to a multiple (3X in the case of Messrs. Hachigian, Klebe and O’Grady, and 2X in the case of Messrs. Stoessl and Masse) of the Named Executive’s salary and annual incentive bonus.

(2)	Amounts shown in column (b) represent payment of the Named Executive’s pro rata target bonus for the year of termination. Because the termination is assumed to be effective on December 31, 2007, the amounts shown represent the target bonus for the full year.

(3)	Amounts shown for option awards in column (c) represent the value of unvested options that would accelerate upon a change of control based on the difference between the closing price of Cooper’s common stock at the end of fiscal 2007 and the exercise price of the respective options.

(4)	Amounts shown for stock awards in column (d) represent the value of unvested performance share awards at the target performance level and unvested restricted stock units, the vesting of which would accelerate upon a change of control based on the closing price of Cooper’s common stock at the end of fiscal year 2007.

(5)	Amounts shown in column (e) represent additional credits the Named Executives would have received under the Retirement Savings and Stock Ownership Plan and Supplemental Executive Retirement Plan for the number of years equal to the multiplier used to calculate the cash severance. In addition, the amounts for Messrs. O’Grady and Masse include accelerated vesting of accrued benefits under the Cooper Pension Plan.

(6)	Amounts shown in column (f) represent the value of life insurance for the severance period, continued health insurance benefits for eight years, plus $10,000 which represents the value of outplacement services for one year.
Potential Payments Upon Involuntary Termination
     The Committee determines the severance provided to the Chief Executive Officer upon the involuntary termination of employment of such officer. Upon involuntary termination of other executives including the Named Executives, Cooper’s policy is to provide a severance payment equal to the executive’s base salary for a period up to one year for senior executives with five or more years of continuous service and for up to nine months for senior executives with less than five years of continuous service. Also, depending on the circumstances and termination date, the Named Executive may receive a payout of the performance-based share awards not to exceed an amount based on the performance level actually achieved for the performance cycle. In the case of the Named Executives other than the Chief Executive Officer, the cash severance and value of performance share awards for the 2005-2007 performance cycle is as follows: T.A. Klebe $530,000 and $1,838,109; C.T. O’Grady $255,150 and $1,146,438; M.A. Stoessl $388,500 and $972,992; and G.A. Masse $275,625 and $846,080. A Named Executive will generally forfeit other unvested equity awards including stock options, restricted stock units and performance share awards for performance cycles that end after the year of termination.
Potential Payments Upon Resignation or Retirement
     Upon voluntary resignation, a Named Executive would forfeit, as of the termination date, all outstanding annual cash incentive awards and equity awards including stock options, performance shares and restricted stock units. The Named Executive would be entitled to any pension benefits and nonqualified deferred compensation that are vested as of the termination date.
     Upon retirement, a Named Executive would forfeit all outstanding annual cash incentive awards, performance share awards and restricted stock units. Any stock options granted more than one year before the retirement date would continue to vest and would be exercisable following retirement for a period of five years or the expiration date of the option, whichever is earlier. The Named Executive would also be entitled to any pension benefits and nonqualified deferred compensation that are vested as of the retirement date.

EQUITY COMPENSATION PLAN INFORMATION

			Number of securities remaining
	Number of securities to be	Weighted-average exercise	available for future issuance
	issued upon exercise of	price of outstanding	under equity compensation plans
	outstanding options,	options, warrants and	(excluding securities reflected in
	warrants and rights	rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,258,721 (1)	$34.81 (2)	6,648,411 (3)

Equity compensation plans not approved by security holders	0	N/A	494,680 (4)

Total	9,258,721	$34.81	7,143,091

(1)	Consists of: (a) 8,887,035 shares to be issued under the Stock Incentive Plan (including 6,780,641 outstanding stock options, 1,521,994 performance-based share awards that are issuable to the extent established performance goals are achieved and service-based forfeiture restrictions are satisfied, 488,250 unvested restricted stock units and 96,150 shares earned the receipt of which has been deferred); (b) 10,648 shares earned under the Management Annual Incentive Plan the receipt of which has been deferred; (c) 172,000 outstanding stock options and 122,031 shares earned but deferred under the Director Stock Plan; and (d) 67,007 shares earned but deferred under the Directors’ Retainer Fee Stock Plan.

(2)	Weighted average exercise price of outstanding options excludes the performance-based share awards, restricted stock units, and shares earned but deferred that are referred to in note 1 above.

(3)	Consists of shares available for issuance under Cooper plans as follows: Stock Incentive Plan – 3,341,124 shares; Management Annual Incentive Plan – 951,102 shares; Directors’ Stock Plan – 322, 069 shares; Directors’ Retainer Fee Stock Plan – 93,231 shares; and Employee Stock Purchase Plan – 1,940,885 shares. There has been no offering outstanding under the Employee Stock Purchase Plan since 2003.

(4)	Consists of shares available for issuance under the Cooper (UK 2002) Employee Share Purchase Plan, which was approved by the Board of Directors on August 6, 2002. The exercise price for options granted under the plan is 85% of the market price of Cooper Class A common shares on the grant date. The plan allows Cooper employees residing in the United Kingdom to apply payroll deductions to the purchase of shares by exercising options granted under the plan. There has been no offering outstanding under this plan since 2002.

DIRECTORS’ COMPENSATION
     A director who is also a Cooper employee receives no additional compensation for serving on the Board. Annual compensation for non-employee directors is comprised of cash and equity compensation. Cash compensation consists of an annual retainer, supplemental retainers for the chairs of Board committees and the presiding non-management director, and meeting fees. Annual equity compensation consists of a stock award, restricted stock units and stock options. Each of these components is described in more detail below. The total 2007 compensation of our non-employee directors is shown in the following table:
DIRECTORS COMPENSATION TABLE (1)

				Change in Pension
				Value and
	Fees			Nonqualified
	Earned			Deferred
	or Paid	Stock	Option	Compensation	All Other
Name	in Cash(2)	Awards(3)(4)	Awards(3) (5)	Earnings	Compensation(7)	Total
(a)	(b)	(c)	(d)	(f)	(g)	(h)

Stephen G. Butler	$87,000	$146,259	$42,597	—	$5,000	$280,856
Robert M. Devlin	68,000	146,259	42,597	—	5,000	261,856
Ivor J. Evans	79,000	146,259	42,597	—	5,000	272,856
Linda A. Hill	68,000	146,259	42,597	$2,360 (6)	5,000	264,216
Lawrence D. Kingsley	47,250	117,054	9,078		5,000	178,382
James J. Postl	75,000	146,259	42,597	—	5,000	268,856
Dan F. Smith	69,500	146,259	42,597	—	5,000	263,356
Gerald B. Smith	84,500	146,259	42,597	—	5,000	278,356
Mark S. Thompson	48,750	117,054	9,078		1,000	175,882
James R. Wilson	80,000	146,259	42,597	—	5,000	273,856

(1)	Column (e) “Non-Equity Incentive Plan Compensation” has been omitted since there are no amounts to report.

(2)	Includes cash compensation earned by directors during the fiscal year. The following directors have elected to receive stock in lieu of cash and have deferred the receipt of the shares pursuant to the Directors’ Retainer Fee Stock Plan: S. Butler, J. Postl and D. Smith.

(3)	The amounts shown in columns (c) and (d) above reflect the compensation cost included in Cooper’s financial statements for fiscal year 2007 per FAS 123(R) related to the stock and option awards. See Cooper’s Annual Report for the year ended December 31, 2007 for a description of the FAS 123(R) valuations. The compensation cost for the stock and option awards differs from the 2007 grant date fair values for these awards as shown in footnotes (4) and (5) below because the compensation cost for the stock options and restricted stock units is amortized over the respective vesting periods and includes a portion of the values for awards granted before 2007.

(4)	Pursuant to the Directors’ Stock Plan, each non-employee director receives an annual stock award of 1,000 shares and 2,000 restricted stock units on the date of the Annual Meeting of Shareholders. For 2007, for each non-employee director the grant date fair value of the annual stock award is $49,390 and the grant date fair value of the restricted stock units is $98,780 based on Cooper’s stock price of $49.39 per share, which is the closing price on the grant date. As of December 31, 2007, the aggregate number of deferred stock awards and restricted stock units outstanding, including accrued dividend equivalent shares, are: S. Butler – 13,571 shares; R. Devlin – 12,526 shares; I. Evans – 15,740 shares; L. Hill – 14,641 shares; L. Kingsley – 2,015 shares; J. Postl – 14,894 shares; D. Smith – 18,068 shares; G. Smith – 10,493 shares; M. Thompson – 2,015 shares and J. Wilson – 18,068 shares.

(5)	Pursuant to the Directors’ Stock Plan, each non-employee director receives an annual grant of stock options for 4,000 shares on the date of the Annual Meeting of Shareholders. For 2007, the grant date fair value of the stock option award granted to each non-employee director is $39,510. The fair value was estimated on the stock option grant date using the Black Scholes - Merton option pricing model and assumes a dividend yield of 1.7%, risk-free interest rate of 4.467%, an expected stock price volatility of 19% based on implied volatilities from traded options on Cooper stock, historical volatility of Cooper stock and other factors, and an expected option life based on historical experience of 4.5 years. While we believe these assumptions are reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model’s use or from the values adopted for the model’s assumptions. Any future values realized will ultimately depend upon the excess of the stock price on the date the option is exercised over the exercise price. As of December 31, 2007, the aggregate number of stock options outstanding are: S. Butler – 20,000; R. Devlin – 30,000; I. Evans – 20,000; L. Hill – 26,000; L. Kingsley – 4,000; J. Postl – 16,000; D. Smith – 16,000; G. Smith – 24,000; M. Thompson – 4,000; and J. Wilson – 12,000.

(6)	Represents the aggregate change in the actuarial present value of an annual benefit to be received upon retirement from the Board pursuant to the Directors Retirement Plan. The Plan was terminated in April of 1996 and benefits earned were grandfathered.

(7)	Includes matching contributions made to charitable institutions by Cooper Industries Foundation on behalf of the director.
     Cash Compensation
     Non-employee directors receive an annual cash retainer of $45,000. The presiding non-management director and Audit Committee chairman each receive a supplemental annual retainer of $15,000 and each non-employee chairman of the other Board committees receive a supplemental annual retainer of $10,000. In addition, non-employee directors are paid meeting attendance fees of $2,000 for regular Board meetings, $1,500 for regular committee meetings and $2,000 for special Board or committee meetings.
     In lieu of receiving the annual retainers and meeting fees in cash, each non-employee director may elect, under the Directors’ Deferred Compensation Plan, to defer receipt of such cash amounts until a date determined by the director or until retirement from the Board. Deferred cash compensation earns interest at a market rate. Alternatively, each non-employee director may elect to receive all or a portion of the annual retainer fees and meeting fees in Cooper Class A common shares instead of cash, under the Directors’ Retainer Fee Stock Plan, which was approved by shareholders in April 1998. The Directors’ Retainer Fee Stock Plan also provides that each non-employee director may elect to defer the receipt of all or a portion of the shares of Cooper stock otherwise payable under the plan. Deferred compensation in the form of Cooper shares is credited with the amount of dividends that would have been paid on an equal number of outstanding shares and the dividend equivalents are used to purchase additional deferred shares based on the current fair market value of Cooper’s Class A common shares.
     Stock Awards
     Under the Directors’ Stock Plan which was most recently approved by shareholders in April 2006, each non-employee director receives an annual stock award of 1,000 Cooper Class A common shares and 2,000 restricted stock units on each annual meeting date. Pursuant to the terms of the Plan, the number of shares subject to the annual awards of stock and restricted stock units was proportionately adjusted to reflect the two-for-one stock split that was completed in March 2007. Restricted stock units represent one Class A common share each and vest during the year following grant on a pro-rata basis depending on the number of regularly scheduled Board meetings during the year. Restricted stock units are credited to a deferred share account and the account is credited with the amount of dividends that would have been paid on an equal number of outstanding shares and the dividend equivalents are used to purchase additional restricted stock units based on the current fair market value of Cooper’s Class A common shares. Upon a director’s cessation of service on the Board, restricted stock units are converted into Class A common shares and are distributed to the director in accordance with the director’s payment election. Each newly elected or appointed non-employee director receives, upon election or appointment, a pro-rata stock and restricted stock unit award according to the time remaining before the next annual meeting date. Each non-employee director may elect under the Directors’ Stock Plan to defer receipt of all or a portion of the Class A common shares payable under the plan until a date determined by the director or until retirement from the Board.
     Option Awards
     Each non-employee director receives an annual stock option grant for 4,000 shares at fair market value under the Directors’ Stock Plan. Pursuant to the terms of the Plan, the number of shares subject to the annual stock option grant was proportionately adjusted to reflect the two-for-one stock split that was completed in March 2007. The option vests on the third anniversary of the grant date and has a ten-year term. As of December 31, 2007 options for 172,000 shares were outstanding under the Directors’ Stock Plan.

     Changes to Directors’ Compensation Program
     In November 2007, the Board of Directors approved changes to the directors’ compensation program which will become effective as of the date of the 2008 Annual Shareholders’ Meeting. As revised, non-employee directors will receive an annual cash retainer of $55,000 and Committee members will be paid the following annual retainers in lieu of meeting attendance fees: $12,000 to members of the Audit Committee and $6,000 to members of the Management Development and Compensation Committee and Committee on Nominations and Corporate Governance. The aggregate value of equity compensation granted annually to directors will be fixed at $175,000 and delivered in the following proportions: restricted stock units – two-thirds (equivalent to $116,667) and stock awards – one-third (equivalent to $58,333). Stock option grants will be eliminated. There will be no change in the supplemental annual retainers of $15,000 paid to the presiding non-management director and Audit Committee chairman and $10,000 paid to each non-employee chairman of the other Board committees.
     Directors’ Retirement Plan
     Prior to February 1996, under the Cooper Industries Inc. Directors’ Retirement Plan, any director with at least 10 years of service as a director (counting a fractional year as a full year), or any director who retired in accordance with the Board’s director tenure policy, was entitled to receive a benefit amount equal to the annual basic retainer for non-employee directors in effect at the time of retirement, exclusive of any special compensation for services as a committee chairman or attendance at meetings. The benefit amount was payable for the number of years in which the director served on the Board (counting a fractional year as a full year) with payment to cease with the death of the retired director. In February 1996, the Board terminated the retirement plan and no additional benefits have accrued after April 30, 1996. However, any benefits accrued under the plan at that time were grandfathered. Ms. Hill is the only current director who is eligible to receive benefits under the Directors’ Retirement Plan.
     Other Benefits
     We also provide non-employee directors with travel accident coverage of $500,000 and offer a matching gift program for contributions made by directors to a broad range of educational, health, welfare and cultural organizations up to a maximum match of $5,000 per year.
     Stock Ownership Guidelines
     The Board has established a stock ownership guideline of three times the annual retainer for each director.

AUDIT COMMITTEE REPORT
     The Audit Committee is composed of four independent directors and acts under a written charter adopted by the Board of Directors. Cooper’s management is responsible for the quality and integrity of the Company’s financial reporting process including the systems of internal controls, and the preparation of the Company’s financial statements. The independent auditors, Ernst & Young LLP, are responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for expressing an opinion on the effectiveness of Cooper’s internal control over financial reporting. The Audit Committee is responsible for monitoring and reviewing these processes on behalf of the Board of Directors, and for appointing the independent auditors, subject to shareholder approval.
     It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews and procedures. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared in accordance with generally accepted accounting principles and management’s assessment that Cooper’s internal control over financial reporting is effective and on the opinions of the independent auditors included in their report on Cooper’s financial statements and their report on internal control over financial reporting.
     In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007, with Cooper’s management and representatives of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, SEC rules and other professional standards. In addition, the Audit Committee discussed with the independent auditors their independence from Cooper and its management, and received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.
     In reliance on its review of the audited financial statements and the discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Cooper’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Stephen G. Butler, Chairman	Gerald B. Smith
James J. Postl	James R. Wilson
RELATIONSHIP WITH INDEPENDENT AUDITORS
     The Audit Committee appoints, subject to shareholder approval, our independent auditors for each year. During the year ended December 31, 2007, Ernst & Young LLP was employed principally to perform the annual audit and to render other services. Fees paid to Ernst & Young LLP for each of the last two fiscal years are listed in the following table.

Year Ended December 31	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2007	4,116,000	996,000	1,041,000	$0
2006	3,681,000	714,000	743,000	0
     Audit fees include fees for the audit and quarterly reviews of the consolidated financial statements, the internal control audit pursuant to Section 404 of the Sarbanes-Oxley Act, statutory audits of subsidiaries required by governmental or regulatory bodies, comfort letters, consents, assistance with and review of documents filed with the SEC and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards. Audit-related fees principally include fees for merger and acquisition assistance and pension and benefit plan audits. Tax fees primarily include fees for tax compliance such as tax return preparation for international subsidiaries, and tax planning and advice relating to tax audits, internal reorganizations and international operations. In 2007, tax compliance fees were $684,000 and fees for tax planning and advice were $357,000. In 2006, tax compliance fees were $557,000 and fees for tax planning and advice were $186,000. The Audit Committee has considered the compatibility of non-audit services with the auditors’ independence.
     The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by independent auditors. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for any particular category of non-audit services and to engage the independent auditor for any non-audit services not included in the budget. The Committee may delegate pre-approval authority to one or more members of the Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Committee. No non-audit services were rendered pursuant to the de minimis safe harbor exception to the pre-approval requirements under Section 10A of the Securities Exchange Act of 1934.
     Representatives of Ernst & Young LLP will be present at the meeting and will be available to answer questions and discuss matters pertaining to the reports of the independent auditors contained in the financial statements included in Cooper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Representatives of Ernst & Young LLP will have the opportunity to make a statement, if they desire to do so.
ANNUAL REPORT ON FORM 10-K
     A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission is included in the Annual Report sent to you with this proxy statement. It is also available at the “Investor Center” tab on our website (www.cooperindustries.com) or may be obtained upon request and without charge, by writing to:
Director, Investor Relations
Cooper Industries, Ltd.
P.O. Box 4446
Houston, Texas 77210
INCORPORATION BY REFERENCE
     To the extent that this Proxy Statement is incorporated by reference into any other filing by Cooper under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the Securities and Exchange Commission) as well as the annexes to this Proxy Statement, will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the Securities and Exchange Commission.

PROPOSAL 2
APPOINTMENT OF INDEPENDENT AUDITORS
     Under Section 89 of the Companies Act, 1981 of Bermuda, our shareholders have the authority to appoint our independent auditors and to authorize our Audit Committee to determine the auditors’ remuneration. The Audit Committee has tentatively selected Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2008. The Board of Directors is asking shareholders to approve such appointment and authorize our Audit Committee to determine the auditors’ remuneration.
     Ernst & Young LLP acted as independent auditors for the 2007 fiscal year. Information pertaining to the services rendered by Ernst & Young LLP is included under the caption “Relationship with Independent Auditors.”
     The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3
APPROVAL OF THE AMENDED AND RESTATED
STOCK INCENTIVE PLAN
          The Board of Directors has adopted, and the shareholders are being asked to approve the Cooper Industries Amended and Restated Stock Incentive Plan dated February 12, 2008 (the “Plan”), which is attached to this proxy statement as Appendix A. Shareholder approval of the Plan is necessary:
•	to increase by 7 million the number of authorized shares available under the Plan,

•	to extend the term of the Plan from November 7, 2010 to November 7, 2015, and

•	to ensure that awards under the Plan will continue to constitute tax deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”).
          The Plan is also being amended:
•	to extend the minimum vesting period for restricted stock or restricted stock units from one to three years;

•	to limit the circumstances when awards can be accelerated under the Plan;

•	to limit the circumstances when shares can be recycled under the Plan to awards that are forfeited or otherwise terminated or expire unexercised, and

•	to adjust certain provisions to reflect the two-for-one stock split that was completed in March 2007.
          Following the Board’s approval of equity compensation awards granted in February 2008 under the Plan, there were:
•	8,394,352 shares subject to outstanding stock options (with a weighted average exercise price of $37.23 and a weighted average remaining term of 4.96 years);

•	1,628,480 shares subject to outstanding performance share awards for current performance periods;

•	571,900 shares subject to outstanding restricted stock unit awards;

•	43,306 shares earned the receipt of which has been deferred; and

•	832,054 shares remaining available for future grants, all of which would be available for grants of full value awards in the form of performance share grants or grants of restricted stock units.
A total of 2,111,576 shares have been issued for performance share awards earned under the Plan for prior performance periods and 944,650 shares have been issued for restricted stock units upon the lapse of forfeiture restrictions. The number of shares shown for outstanding awards, shares issued under the Plan and shares remaining available for future grants as shown above have been proportionately adjusted to reflect the change in Cooper’s capital structure resulting from the two-for-one stock split in March 2007. The Board believes that the total number of shares reserved for issuance under the Plan should be increased by 7 million shares (of which 2.1 million shares would be available for full value awards) to ensure that sufficient shares are available under the Plan to reward and motivate existing employees and attract new employees. This would increase the number of shares available for future grants under the Plan from 832,054 to 7,832,054 shares. The Board believes that the future success of Cooper is dependent upon the quality and continuity of management, and that the compensation programs provided by the Plan are important to attracting and retaining individuals of superior ability and in motivating their efforts on behalf of Cooper.
          In addition to the information relating to outstanding equity awards and shares remaining available for future grants under the Plan as set forth above, following is the information for other active equity plans at Cooper:
•	Directors’ Stock Plan – 172,000 outstanding stock options (with a weighted average exercise price of $35.44 and a weighted average remaining term of 6.91 years), 122,529 shares earned but deferred, and 321,571 shares remaining available for future issuance.

•	Directors’ Retainer Fee Stock Plan – 66,001 shares earned but deferred, and 92,201 shares remaining available for future issuance.

•	Management Annual Incentive Plan – 3,396 shares earned but deferred, and 951,102 shares remaining available for future issuance.

Description of the Plan
          The Plan was initially approved by the shareholders at the 1996 Annual Meeting and an amended Plan was approved by shareholders at the 2001 and 2004 Annual Meetings. In August 2006, the Management Development and Compensation Committee approved technical changes to clarify equitable substitutions or proportional adjustments of the shares reserved for issuance under the Plan or issuable upon exercise or vesting of outstanding awards due to a stock split, stock dividend, reorganization, merger or similar changes in Cooper’s capital structure. The Plan is intended to advance Cooper’s interests by providing financial incentives that correspond to Cooper’s performance and shareholder value and giving executives and key employees an opportunity to acquire a proprietary interest in Cooper. A summary of the essential features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan.
Eligibility
          Officers and key employees of Cooper, its subsidiaries and affiliates are eligible to receive awards. There are approximately 500 persons currently eligible to participate in the Plan, including the executives named in the Summary Compensation Table.
Plan Administration
          The Plan is administered by the Management Development and Compensation Committee (the “Committee”) of the Board of Directors. The Committee consists entirely of independent directors. The Committee has authority to select participants to whom awards will be made, determine the type, amount and terms of any award, adopt administrative policies and otherwise interpret and carry out the Plan. The Committee may not take any action that would prevent awards granted under the Plan from meeting the requirements for exemption from Section 16(b) of the Securities Exchange Act of 1934 (“Exchange Act”) or prevent awards from constituting “performance-based compensation,” within the meaning of Section 162(m) of the Code. The plan prohibits the repricing of stock options by any method, including by cancellation and reissuance.
Awards
          Awards under the Plan may be in the form of stock options (either incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options), restricted stock or restricted stock units and performance-based share awards.
          Stock options are exercisable in whole or in such installments and at such times and upon such terms as the Committee determines, provided that no stock options will be exercisable more than 10 years after grant. The exercise price of any option may not be less than the fair market value of a Class A common share on the date of grant. Participants may pay the exercise price of a stock option in cash, Class A common shares, a combination thereof or such other consideration as the Committee may deem appropriate.
          Restricted stock or restricted stock units may be awarded in such numbers and at such times as the Committee determines. Awards are subject to such terms, conditions or restrictions as the Committee deems appropriate, including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or the financial performance of Cooper. The Committee establishes the period of vesting and forfeiture restrictions at the time of grant, provided that the period of vesting will be at least three years from the date of grant, except in the event of a Change in Control. The Committee may grant to a participant to whom restricted stock or restricted stock units have been awarded all or any of the rights of a shareholder with respect to such restricted stock, including dividends or dividend equivalents and voting rights.
          The Committee may grant an award of performance shares to participants as of the first day of each performance period established by the Committee, which must be at least one year. Performance goals are established by the Committee not later than 90 days after the commencement of the applicable performance period. At the end of the period, the performance shares are converted into Class A common shares, cash or a combination thereof and distributed based upon attainment of the performance goals. Upon issuance of performance shares, Cooper pays to the participant an amount equal to the aggregate amount of dividends that the participant would have received had the participant owned the shares during the performance period.

          Performance criteria used to establish performance goals include one or any combination of the following: (1) Cooper’s return on equity, assets, capital or investment; (2) pre-tax or after-tax profit levels of Cooper, any subsidiary or business segment; (3) cash flow or similar measure; (4) total shareholder return; (5) changes in the market price of the Class A common shares; or (6) market share. Performance goals specify achievement targets for each applicable performance criterion, including a threshold level below which no award will be payable. Each award specifies the amount payable, or the formula for determining the amount payable, upon achievement of applicable performance targets. Performance goals may be different for each performance period and for each participant for the same period. The Committee is authorized to adjust the method of calculating attainment of performance goals in recognition of nonrecurring items, changes in tax laws, accounting policies or generally accepted accounting principles, and changes related to restructured or discontinued operations and may modify performance results upon which awards are based to offset any unintended results arising from events not anticipated when the goals were established, provided the adjustment is permitted by Section 162(m) of the Code.
Shares Subject To Plan
          Since the Plan’s inception in 1996, the aggregate number of Class A common shares available for awards granted under the Plan is 41 million, including 7 million shares being submitted for shareholder approval at the 2008 Annual Meeting. Of the 34 million shares previously approved by shareholders, 832,054 shares remain available for future grants following the Board’s approval of equity compensation awards granted in February 2008. Of the 7 million shares being submitted for shareholder approval at the 2008 Annual Meeting, no more than 2.1 million are available for restricted stock (or restricted stock units) and performance shares. Shares available for awards are subject to adjustment for any stock split, stock dividend or other change in Cooper’s outstanding Class A common shares. Shares available for issuance under the Plan may be authorized but unissued Class A common shares, outstanding Class A common shares held by Cooper subsidiaries or Class B common shares convertible into Class A common shares for issuance under the Plan. Shares related to awards that are forfeited or expire unexercised become available for future awards. If an award is exchanged for cash or other property of comparable value, the Class A common shares related to the award is deducted from the shares available for future awards.
          No participant who is an executive officer may receive awards of stock options in excess of 3,000,000 shares in a continuous five-year period. No participant who is an executive officer may receive awards of restricted stock (or restricted stock units) and performance shares in excess of the greater of 250,000 shares per calendar year or a total of 1,000,000 shares in a continuous four-year period.
          The closing price of Cooper’s Class A common shares on the New York Stock Exchange on February 29, 2008, was $41.93 per share.
Change in Control
          Immediately upon a Change in Control, as defined in the Plan, all outstanding awards will vest automatically, all forfeiture restrictions will lapse and all performance shares will be deemed earned at the target performance goal level. Additionally, upon a Change in Control, Cooper will cancel all options and make a cash payment to each participant with an outstanding option equal to the difference in the fair market value of Cooper Class A common shares (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price. Also, in the event of a corporate merger, consolidation, recapitalization, exchange of shares or reorganization, the Board of Directors shall be authorized to issue or assume stock options by means of a substitution of new options for previously issued options or an assumption of previously issued options, in lieu of making a cash payment.
          Under certain circumstances, an accelerated vesting or the cash out of stock options, or an accelerated lapse of restrictions on other awards, in connection with a Change in Control might be deemed an “excess parachute payment” under Section 280G of the Code. To the extent payments are considered to be “excess parachute payments,” the participant may be subject to an excise tax and Cooper may be denied a tax deduction. In such cases, the participant may disclaim any entitlement to any payment or benefit under the Plan that would constitute such “excess parachute payment.”

Amendment, Suspension and Termination
          The Board of Directors may amend, suspend or terminate the Plan at any time, except that no amendment may impair the rights of any participant without such participant’s consent and no amendment will be effective prior to approval by Cooper’s shareholders to the extent such approval is required by law or pursuant to Section 162(m) of the Code or Rule 16b-3 issued under the Exchange Act to preserve the applicability of any exemption provided by such rules to any award then outstanding. Subject to earlier termination pursuant to the above, the Plan will terminate on November 7, 2015. After that date, no future awards may be granted, but previously granted awards will remain outstanding in accordance with their applicable terms and conditions.
Nontransferability of Options
          Awards granted under the Plan are not transferable or assignable other than (1) by will or the laws of descent and distribution, (2) by gift or other transfer (other than an incentive stock option unless permitted by the Code) to any trust or estate in which the original participant or such participant’s spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative (subject to Rule 16b-3 of the Exchange Act), or (3) pursuant to a qualified domestic relations order.
Deferrals
          The Committee may require or permit participants to defer the receipt of any award. It also may provide that deferred amounts be credited with interest or with dividend equivalents where the deferral amount is denominated in shares.
Certain Federal Income Tax Consequences
          The following summary generally describes the principal federal income tax consequences under current tax laws of certain events under the Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to Cooper, nor does it describe foreign, state or local tax consequences.
Incentive Stock Options
          No income results to a participant upon the grant or exercise of an incentive stock option (“ISO”) provided that (1) there is no disposition of stock received upon exercise of an ISO within two years from the date the ISO is granted or within one year from the date the ISO is exercised (the “ISO holding periods”); and (2) the participant is an employee of Cooper or a subsidiary of Cooper at all times during the period commencing on the date of grant and ending on the date three months (or one year in the case of a participant who is totally and permanently disabled) prior to the date of exercise.
          In the event of a disposition of stock received upon exercise of an ISO after the ISO holding periods have been satisfied, any gain or loss, equal to the difference between the amount realized upon such disposition and the option price, generally will be taxable as long-term capital gain or loss. In the event of a disposition of stock received upon exercise of an ISO prior to the expiration of the ISO holding periods, the participant will recognize ordinary income equal to the excess of the fair market value of such stock at the time of exercise (or the amount realized upon such disposition, if less) over the option price. If the amount realized upon such disqualifying disposition exceeds the fair market value of such stock at the time of exercise, the excess will be taxable as long-term or short-term capital gain, depending on the participant’s holding period.
          No deduction is allowable to Cooper upon the grant or exercise of an ISO. In the event that a participant recognizes ordinary income as a result of a disposition of stock received upon exercise of an ISO prior to the expiration of the ISO holding periods, Cooper generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.
          Certain additional special rules may apply if the exercise price for an option is paid for with shares previously owned by the participant rather than in cash.

Nonstatutory Stock Options
          No income is recognized upon the grant of a nonstatutory stock option to a participant. The participant recognizes ordinary income upon exercise of the nonstatutory stock option equal to the excess of the fair market value of the stock on the date of exercise over the option price. Such ordinary income is subject to withholding. The participant’s tax basis in these shares will be their fair market value when purchased. On subsequent sale of such shares, gain or loss will be recognized in an amount equal to the difference between the tax basis and the amount realized on such sale. If the participant is subject to the provisions of Section 16(b) of the Exchange Act regarding short-swing purchases and sales, the participant may not be required to recognize income upon the exercise of the nonstatutory stock option, but generally may recognize ordinary income six months thereafter in an amount equal to the excess of the fair market value of the stock received upon exercise of the stock option at that time over the option price.
          Certain additional special rules may apply if the exercise price for an option is paid for with shares previously owned by the participant rather than in cash.
Restricted Stock and Restricted Stock Units
          A participant generally will not recognize taxable income upon the grant of restricted stock or restricted stock units, and the recognition of any income will be postponed until the time that the restrictions on the shares or units lapse, at which time the participant will recognize ordinary income equal to the fair market value of the stock at the time that such restrictions lapse. A participant may elect to be taxed at the time of the grant of restricted stock or restricted stock units and, if this election is made, the participant will recognize ordinary income equal to the fair market value of the restricted stock or restricted stock units at the time of grant determined without regard to any of the restrictions thereon.
Performance Shares
          When performance shares are earned and stock is issued, a participant will realize ordinary income equal to the fair market value of the performance shares. If a participant is subject to the provisions of Section 16(b) of the Exchange Act regarding short-swing purchases and sales, the participant may not be required to recognize income upon receipt of performance shares, but generally may recognize ordinary income six months thereafter in an amount equal to the fair market value of the performance shares at that time.
Dividend Equivalents
          A participant realizes ordinary income upon the receipt of dividend equivalents in an amount equal to any cash received.
Deductibility by Cooper
          The Company generally will be entitled to a deduction equal to the ordinary income recognized by the participant in the same taxable year in which the participant recognizes ordinary income with respect to nonstatutory stock options, restricted stock or restricted stock units, performance shares and dividend equivalent payments.
          The benefits that have been received under the Plan in 2007 are disclosed in the Grant of Plan-Based Awards Table on page 25 of this proxy statement.

          On February 11, 2008 the Committee granted awards of stock options, performance shares and restricted stock units under the Plan. The following table provides information as to the awards granted.
2008 STOCK INCENTIVE PLAN AWARDS

		Performance-Share	Restricted
	Stock Options	Awards	Stock Units
Name And Position	# Shares (1)	# Shares (2)	# Shares (3)
Hachigian, K.S. – Chairman, President and Chief Executive Officer	321,800	161,000	0

Klebe, T.A. – Senior Vice President and Chief Financial Officer	67,500	33,760	0

O’Grady, C.T. – Senior Vice President, Business Development	36,000	18,000	0

Stoessl, M.A. – Group President, Cooper Power Systems	36,000	18,000	0

Masse, G.A. – Group President, Cooper Tools	26,000	13,000	0

All Current Executive Officers as a Group (including those named above)	621,300	310,780	10,000

All Employees as a Group (excluding Current Executive Officers)	1,228,300	253,680	73,650

(1)	The option exercise price per share is $44.21, the closing sales price of Cooper’s Class A common shares on the date of grant. Options expire 7 years from the date of grant and become one-third exercisable after one year, two-thirds exercisable after two years and fully exercisable after three years from the date of grant. An optionee may make lifetime transfers of nonqualified stock options to certain family members and trusts.

(2)	The performance-share awards may be earned based on achievement of performance goals over a three-year period commencing January 1, 2008 and ending on December 31, 2010. The performance goals are based on compound growth in earnings per share over the performance period, with a threshold of 4% compound growth before any awards are earned. The table shows the maximum number of performance shares that may be earned. At least 14% compound growth in earnings per share must be achieved for a payout at the maximum level shown in the table. The awards, to the extent earned, will be distributed in shares of Cooper Class A common shares, or at the executive’s election as approved by the Management Development and Compensation Committee, all or a portion of the earned award may be paid in cash.

(3)	Vesting of the restricted stock units is time-based. The vesting of period varies depending on the award, but ranges from 3 to 5 years in order to fully vest. Dividend equivalents, calculated based on the same dividend rate that applies to our outstanding shares, are payable either upon the dividend payment date upon the date when the restrictions lapse depending on the terms of the specific award.
          The Board of Directors recommends a vote FOR approval of the Amended and Restated Stock Incentive Plan.

PROPOSAL 4
SHAREHOLDER PROPOSAL RELATING TO INTERNATIONAL
LABOR ORGANIZATION HUMAN RIGHTS STANDARDS
     The New York City Teachers’ Retirement System, owner of 5,650 Cooper Class A common shares, the New York City Employees’ Retirement System, owner of 10,517 Cooper Class A common shares, the New York City Fire Department Pension Fund, owner of 5,000 Cooper Class A common shares, the New York City Police Pension Fund, owner of 10,500 Cooper Class A common shares, and the New York City Board of Education Retirement System, owner of 1,600 Cooper Class A common shares, through their custodian and trustee, The Office of the Comptroller of New York City, 1 Centre Street, New York, N.Y. 1007-2341, have informed us that they intend to present the following proposal at the meeting. Other shareholders who are co-filers of the following resolution are: Benedictine Sisters, P.O. Box 28037, San Antonio, Texas 78228, owner of 240 Cooper Class A common shares; Domini Social Investments LLC, 536 Broadway, 7th Floor, New York, New York 10012-3915, owner of 2,386 Cooper Class A common shares; and the Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961-0476, owner of 200 Cooper Class A common shares.
GLOBAL HUMAN RIGHTS STANDARDS
Whereas, Cooper Industries, Ltd. currently has extensive overseas operations, and
Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and
Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and
Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and
Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:
1.	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9).

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained.
Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends a vote AGAINST Proposal 4.
     Cooper has a long-standing and well-recognized record to support workplace human rights wherever Cooper does business worldwide. Cooper’s Code of Ethics and Business Conduct (“Code”), initially developed in 1961, has been translated into seven languages and distributed to all employees worldwide. The Code is available on the Company’s website at www.cooperindustries.com/common/governance. The Code and Cooper’s human resources policies and programs are based on the principle that all employees must be treated with dignity and respect. Cooper’s existing policies and practices already address the concerns expressed in the above proposal and ensure compliance with global human rights standards. Specifically, the Code and existing policies and practices address the following matters:
•	Cooper’s Code provides that employees are free to select collective bargaining representation.

•	The Code also provides that where trade unions are present, Cooper will deal with them fairly and conduct negotiations in a purposeful and non-adversarial manner. Accordingly, worker representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions.

•	Cooper’s policy concerning equal employment opportunities provides individuals full equality of opportunity without regard to an individual’s race, color, religion, sex, age, national origin, or mental or physical disability.

•	Cooper prohibits the use of forced labor and child labor. Cooper does not employ any person younger than 16 years of age.
     Cooper enforces its Code and other policies affecting workplace human rights through a well-developed compliance program. Cooper’s compliance function, which is headed by an executive officer, oversees the worldwide distribution of the Code, compliance with its standards and enforcement efforts. The compliance program includes a hotline that Cooper employees and others are encouraged to use to report potential violations of the Code. Anyone contacting the hotline may provide his or her name or report anonymously. Each report is investigated and actions are taken as needed to address any violations and to prevent reoccurrence.
     In addition, compliance procedures include auditing programs to periodically review Company facilities worldwide for compliance with local law and Cooper’s standards concerning workers’ health and safety. In light of the Company’s well-developed compliance process, Cooper management believes that the outside monitoring advocated by the proponent is unnecessary and that workplace standards are better served by Cooper’s commitment to continuously improve and devote resources to its internal programs that are dedicated to achieving the same goals.
     For these reasons, the Board of Directors recommends a vote AGAINST Proposal 4.

APPENDIX A
COOPER INDUSTRIES
AMENDED AND RESTATED
STOCK INCENTIVE PLAN
(Amended and Restated February 12, 2008)
I. Purpose of the Plan
          The Cooper Industries Stock Incentive Plan is intended to provide Cooper US, Inc. (the “Company”) and its affiliates a means by which such companies can engender and sustain a sense of proprietorship and personal commitment on the part of the executives, managers and other key employees in the continued growth, development and financial success of the publicly-traded parent, Cooper Industries, Ltd. (“CBE”) and encourage them to remain with and devote their best efforts to the business of the Company and its affiliates, thereby advancing the interests of the Company, its affiliates and CBE shareholders. Accordingly, the Company may award to certain employees shares of the Common Stock of CBE, on the terms and conditions established herein.
II. Definitions
          2.1 “Award” means any form of Stock Option, Restricted Stock or Performance Share granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Agreement or otherwise.
          2.2 “Award Agreement” means a written agreement with respect to an Award between the Company and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.
          2.3 “Board” shall mean the Board of Directors of CBE.
          2.4 A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
     (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of CBE securities (not including in the securities beneficially owned by such Person or any securities acquired directly from CBE or its affiliates) representing 25% or more of the combined voting power of CBE’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or
     (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who on the date hereof constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CBE) whose appointment or election by the Board or nomination for election by CBE’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
     (3) there is consummated a merger or consolidation of CBE or any direct or indirect subsidiary of CBE with any other corporation, other than (i) a merger or consolidation which results in the directors of CBE immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of CBE, the surviving entity or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of CBE (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of CBE securities (not including in the securities Beneficially Owned by such Person any securities acquired directly from CBE or its Affiliates) representing 25% or more of the combined voting power of CBE’s then outstanding securities; or
     (4) the stockholders of CBE approve a plan of complete liquidation or dissolution of CBE or there is consummated an agreement for the sale or disposition by CBE of all or substantially all of CBE’s assets, other than a sale or disposition by CBE of all or substantially all of CBE’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of CBE in substantially the same proportions as their ownership of CBE immediately prior to such sale.
For purposes of this Section 2.4, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) CBE or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of CBE or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of CBE in substantially the same proportions as their ownership of stock of CBE or (v) any individual, entity or group whose ownership of securities of CBE is reported on Schedule 13G pursuant to Rule 13d-1 promulgated under the Exchange Act (but only for so long as such ownership is so reported).
          2.5 “Change in Control Price” means the higher of (i) the Fair Market Value on the date of determination of the Change in Control, or (ii) the highest price per share actually paid for the Common Stock in connection with the Change in Control of CBE.

          2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          2.7 “Commission” shall mean the Securities and Exchange Commission.
          2.8 “Committee” means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall consist of three or more persons, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and a “disinterested person” within the meaning of Rule 16b-3 under the Exchange Act.
          2.9 “Common Stock” or “Shares” shall mean the Class A common shares, par value $0.01 a share, of CBE and other such securities of CBE as the Committee may from time to time determine.
          2.10 “Dividend Equivalent” shall mean any right granted pursuant to Section X hereof.
          2.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          2.12 “Executive Officer” means an executive officer as defined in Rule 3b-7 promulgated under the Exchange Act.
          2.13 “Fair Market Value” of a share of Common Stock, as of any date, means the closing sales price of a share of Common Stock as reported on the Stock Exchange on the applicable date, or if no sales of Common Stock were made on the Stock Exchange on that date, the closing sales price as reported on the Stock Exchange for the preceding day on which sales of Common Stock were made.
          2.14 “Incentive Stock Option” shall mean an option granted under Section VII hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
          2.15 “Nonstatutory Stock Option” shall mean an option granted under Section VII hereof that is not intended to be an Incentive Stock Option.
          2.16 “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such prices and during such Period or Periods as the Committee shall determine.
          2.17 “Participant” means an officer or key employee of the Company or its affiliates who is selected by the Committee to participate in the Plan.
          2.18 “Performance Goals” or “Targets” in respect to Awards of Performance Shares are defined as the performance criterion or criteria established by the Committee, pursuant to Section 9.3 hereof.

          2.19 “Performance Period” shall mean that period established by the Committee at the time any Performance Shares are granted, provided that a Performance Period shall be a minimum of one year.
          2.20 “Performance Share” shall mean any grant pursuant to Section IX hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter, or as a reward to recognize significant personal contributions to Company initiatives under the Cooper Star Program as approved by the Committee.
          2.21 “Plan” shall mean the Cooper Industries Amended and Restated Stock Incentive Plan (dated November 7, 1995, as amended and restated February 9, 2005).
          2.22 “Restricted Stock” shall mean any Shares issued pursuant to Section VIII (or any restricted stock units granted pursuant to Section VIII that are valued by reference to a designated number of Shares) and which are subject to such terms, conditions and restrictions as the Committee deems appropriate, including but not limited to restrictions on transferability, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
          2.23 “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder.
          2.24 “Stock Exchange” means the New York Stock Exchange, Inc. (“NYSE”) or, if the Common Stock is no longer included on the NYSE, then such other market price reporting system on which the Common Stock is traded or quoted.
          2.25 “Voting Stock” means securities entitled to vote in an election of Directors of CBE.
III. Administration
          3.1 The Plan shall be administered by the Committee.
          3.2 Subject to the provisions of the Plan, the Committee shall have the authority in its sole discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to select the Participants; to determine the type of Awards to be made to Participants; to determine the Shares subject to any Award and the terms, conditions and restrictions relating to any Award; to determine whether, to what extent and under what circumstances any Award may be settled, cancelled, forfeited, exchanged, or surrendered; to waive or modify any condition applicable to an Award (other than a Performance Share Award to Executive Officers if inconsistent with Section 162(m)); to make adjustments in the performance goals of an Award (i) in recognition of unusual or nonrecurring events affecting

CBE or the financial statements of CBE (with respect to Awards made to Executive Officers, to the extent in accordance with Section 162(m), if applicable) or (ii) in response to changes in applicable laws, regulations, or accounting principles; to interpret the Plan; to establish, amend or rescind any administrative policies; to determine the terms and provisions of any agreements entered into hereunder; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive: provided, however, that no action shall be taken which will prevent Awards granted under the Plan from meeting the requirements for exemption from Section 16(b) of the Exchange Act, or subsequent comparable statute, as set forth in Rule 16b-3 under the Exchange Act or any subsequent comparable rule; and, provided further, that no action shall be taken which will prevent Awards hereunder that are intended to provide “performance-based compensation,” within the meaning of Section 162(m), from doing so.
          3.3 In order to enable Participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan.
          3.4 Notwithstanding the powers and authorities of the Committee set forth in this Section III:
•	the Committee shall not permit the repricing of Stock Options by any method, including by cancellation and reissuance, and

•	the Committee may only accelerate the vesting or exercisability of an Award: (i) upon termination of employment by a Participant subject to the limitations set forth in Section XII or (ii) upon the death, disability or retirement of a Participant or a Change in Control.
IV. Eligibility
          Any key employee of the Company or any of its subsidiaries or affiliates is eligible to receive one or more Awards under the Plan.
V. Shares Subject to the Plan
          5.1 There shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of this Plan since its inception in 1996 an aggregate of 41,000,000 shares of Common Stock, subject to the adjustments provided for in Section XIV hereof. The 41,000,000 Shares available for Awards consist of 34,000,000 Shares (adjusted to reflect the two-for-one stock split completed in March 2007) previously approved by the Company and CBE shareholders and 7,000,000 Shares being submitted for approval by shareholders at the 2008 Annual Meeting. Of the 7,000,000 Shares being submitted for shareholder approval at the 2008 Annual Meeting, no more than 2,100,000 Shares are available for Restricted Stock and Performance Shares.
          5.2 Shares of Common Stock available for issuance under the Plan may be authorized and unissued Shares, outstanding CBE Class A common shares held by the Company, or CBE Class B common shares convertible into Class A common shares for issuance under the Plan, as the Company and CBE may from time to time determine. The Board of Directors and the appropriate officers of CBE shall from time to time take whatever actions are necessary to file required documents with governmental authorities and the Stock Exchange to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited or otherwise terminated, or expire unexercised, shall immediately become available for Awards hereunder. If an Award is exchanged for cash or other property of comparable value, the Common Stock related to the Award will be deducted from the Shares available for Awards hereunder. Any Shares issued by CBE in respect of the assumption or substitution of outstanding awards from a corporation or other business entity acquired by CBE shall not reduce the number of Shares available for Awards under this Plan. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate under Rule 16b-3 issued pursuant to the Exchange Act.
          5.3 The number of shares of Common Stock subject to Awards granted under the Plan to any individual who is an Executive Officer shall not exceed the limits set forth below:
•	Stock Options — a total of 3,000,000 Shares in a continuous five (5) year period.

•	Restricted Stock and Performance Shares — the greater of 250,000 Shares per calendar year or a total of 1,000,000 Shares in a continuous four (4) year period.
Determinations under the preceding sentence shall be made in a manner that is consistent with Section 162(m).
VI. Awards
          Awards under the Plan may consist of: Stock Options (either Incentive Stock Options within the meaning of Section 422 of the Code or Nonstatutory Stock Options), Restricted Stock, or Performance Shares. Awards of Performance Shares and Restricted Stock may provide the Participant with dividends or Dividend Equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions). The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement.
VII. Stock Options
          7.1 Grants. Awards may be granted in the form of Stock Options. Stock Options may be Incentive Stock Options within the meaning of Section 422 of the Code or Nonqualified Stock Options or a combination of both, or any particular type of tax-advantaged option authorized by the Code from time to time, and approved by the Committee.

          7.2 Terms and Conditions of Options. A Stock Option shall be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Committee: provided, however, that no Stock Option shall be exercisable more than 10 years after the date of grant thereof. The option exercise price shall be established by the Committee, but such price shall not be less than the Fair Market Value on the date of the Stock Option’s grant, subject to adjustment as provided in Section XIV hereof.
          7.3 Restrictions Relating to Incentive Stock Options. Stock Options issued in the form of Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and limitations established by the Committee, comply with Section 422 of the Code. Incentive Stock Options shall be granted only to key employees of the Company and its subsidiaries within the meaning of Section 424 of the Code.
          7.4 Payment. Upon exercise, a Participant may pay the option exercise price of a Stock Option in cash or Shares, or a combination of cash and Shares, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of Common Stock to exercise a Stock Option.
          7.5 Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, establish such other terms, conditions or restrictions, if any, on any Stock Option Award, provided they are not inconsistent with the Plan. The Committee may condition the vesting of Stock Options on the achievement of financial performance criteria established by the Committee at the time of grant.
VIII. Restricted Stock Awards
          8.1 Grants. Awards may be granted in the form of Restricted Stock (“Restricted Stock Awards”). Restricted Stock Awards shall be awarded in such numbers and at such times as the Committee shall determine.
          8.2 Award Restrictions. Restricted Stock Awards shall be subject to such terms, conditions or restrictions as the Committee deems appropriate, including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or the financial performance of CBE. The period of vesting and the forfeiture restrictions shall be established by the Committee at the time of grant, provided that the period of vesting shall be at least three years from the date of grant, except as provided in Section XVIII.
          8.3 Rights as Shareholders. The Committee may, in its discretion, grant to the Participant to whom such Restricted Stock has been awarded, all or any of the rights of a shareholder with respect to such shares of Restricted Stock, including the right to receive dividends or Dividend Equivalents.

          8.4 Evidence of Award. Any Restricted Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates.
IX. Performance Share Awards
          9.1 Grants. Awards may be granted in the form of Performance Shares.
          9.2 Performance Shares. The Committee may grant an Award of Performance Shares to Participants as of the first day of each Performance Period. Performance Goals will be established by the Committee not later than 90 days after the commencement of the Performance Period relating to the specific Award. At the end of the Performance Period, the Performance Shares shall be converted into Common Stock (or cash or a combination of Common Stock and cash, as determined by the Award Agreement) and distributed to Participants based upon such entitlement. The Committee may also grant Performance Shares as a reward to employees to recognize significant personal contributions to Company initiatives under the Cooper Star Program. Award payment in respect of Performance Shares made in cash rather than the issuance of Common Stock shall not, by reason of such payment in cash, result in additional Shares being available for reissuance pursuant to Section V hereof.
          9.3 Performance Criteria. Notwithstanding anything to the contrary contained in this Section IX, Performance Share Awards shall be made to Executive Officers only in compliance with Section 162(m). Performance criteria used to establish Performance Goals for Performance Share Awards granted to Executive Officers must include one or any combination of the following: (i) CBE’s return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels expressed in earnings per share of CBE or any subsidiary or business segment of CBE; (iii) cash flow or similar measure; (iv) total shareholder return; (v) change in the market price of the Common Stock; or (vi) market share. The Performance Goals established by the Committee for each Performance Share Award will specify achievement targets with respect to each applicable performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). To the extent applicable, any such Performance Goals shall be determined in accordance with generally accepted accounting principles. Each Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable Performance Targets. The Performance Goals established by the Committee may be (but need not be) different for each Performance Period and different Performance Goals may be applicable for Awards to different Executive Officers in the same Performance Period. Payment shall be made with respect to a Performance Share Award to an Executive Officer only after the attainment of the applicable Performance Goals has been certified in writing by the Committee.
          9.4 Adjustments. The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting policies; (iv) charges related to restructured or discontinued operations; (v) restatement of prior period financial results; and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in CBE’s financial statements.

Notwithstanding the foregoing, the Committee may, at its sole discretion, modify the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided, that such adjustment is permitted by Section 162(m).
          9.5 Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, determine the manner of payment of Awards of Performance Shares and other terms, conditions or restrictions, if any, on any Award of Performance Shares, provided they are consistent with the Plan.
X. Dividends
          Upon issuance of Performance Shares earned under the Plan, the Company also shall pay to the Participant an amount equal to the aggregate amount of dividends that the Participant would have received had the Participant been the owner of record of such earned Performance Shares during the Performance Period. Upon the grant of restricted stock units, the Committee may, in its discretion, provide for the accrual or payment of dividends that the Participant would have received had the Participant been the owner of record of the underlying Shares during the vesting period.
XI. Deferrals and Settlements
          The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash as set out in any Award Agreement or under such administrative policies as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of Dividend Equivalents where the deferral amounts are denominated in Shares.
XII. Termination of Employment
          Upon the termination of employment by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award, except that the Committee may, in its discretion:
•	accelerate the vesting or exercisability of an Award provided the aggregate number of Shares relating to such accelerated Awards does not exceed 350,000 Shares plus 5% of any additional Shares authorized under the Plan after the date of the 2008 Annual Shareholders’ Meeting,

•	eliminate or make less restrictive any restrictions contained in an Award, or

•	waive any restriction or other provision of this Plan or an Award or otherwise amend or modify the Award in any manner that is either: (i) not adverse to such Participant; or (ii) consented to by such Participant.

XIII. Transferability and Exercisability
          Awards granted under the Plan shall not be transferable or assignable other than: (i) by will or the laws of descent and distribution; (ii) by gift or other transfer of an Award (other than an Incentive Stock Option unless permitted by the Code) to any trust or estate in which the original Award recipient or such recipient’s spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted subject to Rule 16b-3 issued pursuant to the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; or (iii) pursuant to a qualified domestic relations order (as defined by the Code). However, any Award so transferred shall continue to be subject to all the terms and conditions contained in the Award Agreement.
XIV. Adjustments
          14.1 The existence of outstanding Awards shall not affect in any manner the right or power of CBE or its shareholders to make or authorize: (i) any adjustments, recapitalizations, reorganizations or other changes in the capital stock of CBE or its business; (ii) any merger or consolidation of CBE; (iii) any issuance of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock); (iv) the dissolution or liquidation of CBE, or any sale or transfer of all or any part of its assets or business; or (v) any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
          14.2 If there is a change in the number of outstanding Shares of Common Stock by reason of any stock dividend, stock split or reverse stock split, recapitalization, reclassification, reorganization, merger, consolidation, combination or exchange of Shares, or similar corporate change, an equitable substitution or proportionate adjustment shall be made to: (i) the aggregate number of Shares available for issuance under the Plan; (ii) the number of Shares subject to outstanding Awards granted under the Plan; (iii) the Option exercise price per Share; (iv) the number of deferred Shares credited to a Participant’s account pursuant to Section XI; and (v) the limit on the number of shares subject to Awards pursuant to Section 5.3 hereof.
XV. Withholding Taxes
          The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by (i) having the Company retain the number of shares of Common Stock, or (ii) tendering the number of shares of Common Stock, in either case, whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash, to or by the Participant, as the case may be.

XVI. Regulatory Approvals and Listings
          Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates evidencing Shares under this Plan prior to: (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; (ii) the listing of such Shares on the Stock Exchange; and (iii) the completion of any registration or other qualification of the Shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.
XVII. No Right to Continued Employment or Grants
          No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries or affiliates. Further, the Company and its subsidiaries and affiliates expressly reserve the right at any time to terminate the employment of any Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.
XVIII. Change in Control
          18.1 Vesting and Deferral.
     (i) Vesting. Immediately upon a Change in Control, all outstanding Awards shall vest automatically, all forfeiture restrictions shall lapse and all Performance Share Awards shall be deemed earned at the commendable Performance Goal level.
     (ii) Deferral. In connection with a Change in Control, the Committee may permit Participants to change a prior deferral election with respect to amounts deferred pursuant to Article XI of the Plan, under such administrative policies as the Committee may establish under the Plan, which policies shall not be inconsistent with the provisions of Article XI of the Plan. Accounts denominated in cash immediately prior to a Change in Control shall continue to be denominated in cash following a Change in Control. Accounts denominated in Shares immediately prior to a Change in Control shall, following such Change in Control, be denominated in (a) such form of consideration as the Participant would have received had the Participant been the owner of record of such Shares at the time of such Change in Control, in the case of a Change in Control With Consideration and (b) Shares, in the case of a Change in Control Without Consideration.
     (iii) Definitions. “Change in Control With Consideration” shall mean a Change in Control in which Shares are exchanged or surrendered for shares, cash or other property. “Change in Control Without Consideration” shall mean a Change in Control pursuant to which Shares are not exchanged or surrendered for shares, cash or other property.
     18.2 Payment and Rollover.
     (i) Payment of Deferral Accounts. In the absence of a timely deferral election (or redeferral election, as the case may be) by a Participant, the Company shall, within 10 days after the occurrence of a Change in Control, (a) issue, or cause to be issued, for any Shares credited to a Participant’s deferral account, (1) such form of consideration as the Participant would have received had the Participant been the owner of record of such Shares at the time of such Change in Control, in the case of a Change in Control With Consideration and (2) Shares, in the case of a Change in Control Without Consideration and (b) make, or cause to be made, a cash lump sum payment to the Participant for any deferred cash Awards and any accrued interest and Dividend Equivalents.
     (ii) Payment of Restricted Stock Awards and Performance Share Awards. With respect to outstanding Restricted Stock Awards and Performance Share Awards deemed earned pursuant to Section 18.1 of the Plan, the Company shall, within 10 days after the occurrence of a Change in Control, (a) issue or cause to be issued, for any Shares covered by such Awards, (i) such form of consideration as the Participant would have received had the Participant been the owner of record of such Shares at the time of such Change in Control, in the case of a Change in Control With Consideration and (ii) Shares, in the case of a Change in Control Without Consideration and (b) make, or cause to be made, a lump sum cash payment to the Participant for any accrued interest and Dividend Equivalents.
     (iii) Stock Option Rollover or Cash-Out. With respect to outstanding Stock Options which have vested pursuant to Section 18.1 of the Plan, unless the Committee has determined to make an equitable adjustment or substitution of such Stock Options pursuant to Section 14.2 of the Plan as a result of the Change in Control, upon a Change in Control the Company shall cancel such Stock Options and, within 10 days thereafter, the Company shall make or cause to be made a cash payment to each holder thereof in an amount equal to the excess, if any, of the Change in Control Price over the option exercise price, multiplied by the number of Shares subject to such Stock Option.
18.3 It is recognized that under certain circumstances: (a) payments or benefits provided to a Participant might give rise to an “excess parachute payment” within the meaning of Section 280G of the Code; and (b) it might be beneficial to a Participant to disclaim some portion of the payment or benefit in order to avoid such “excess parachute payment” and thereby avoid the imposition of an excise tax resulting therefrom; and (c) under such circumstances it would not be to the disadvantage of the Company or CBE to permit the Participant to disclaim any such payment or benefit in order to avoid the “excess parachute payment” and the excise tax resulting therefrom.

          Accordingly, the Participant may, at the Participant’s option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Plan which would constitute “excess parachute payments,” and it shall be the Participant’s choice as to which payments or benefits shall be so surrendered, if and to the extent that the Participant exercises such option, so as to avoid “excess parachute payments.”
          18.4 The granting of Awards under the Plan shall in no way affect the right of the Company or CBE to adjust, reclassify, reorganize or otherwise change its capital or business structures or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its business or assets.
XIX. Amendment, Modification, Suspension
or Termination
          The Board may amend, modify, suspend or terminate (individually or in the aggregate, a “Change”) this Plan for any purpose except that: (i) no Change that would impair the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant’s consent, (ii) no Change shall be effective prior to approval by CBE’s shareholders to the extent such approval is required: (a) pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents); (b) pursuant to Section 162(m) of the Code; or (c) otherwise required by applicable legal requirements including applicable requirements of the Stock Exchange on which CBE is listed and (iii) following a Change in Control, the terms and conditions of deferrals under the Plan may not be changed to the detriment of any Participant without such Participant’s written consent.
XX. Governing Law
          The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Ohio and applicable Federal law.
XXI. Rights as Shareholder
          Except as otherwise provided in the Award Agreement, a Participant shall have no rights as a shareholder until he or she becomes the holder of record.
XXII. Other Benefit and Compensation Programs
          Unless otherwise specifically provided to the contrary in the relevant plan, program or practice, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company or CBE benefit plan, program or practice or any severance pay law of any country. Further, the Company and CBE may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

XXIII. Unfunded Plan
          Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.
XXIV. Use of Proceeds
          The cash proceeds received by the Company from the issuance of Shares pursuant to Awards under the Plan shall constitute general funds of the Company.
XXV. Successors and Assigns
          The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
XXVI. Effective Date
          This Plan shall be effective as of the date it is approved by the Board of Directors of CBE. Notwithstanding the foregoing, the authorization of an additional 7,000,000 Shares available for Awards under the Plan and the extension of the Plan’s term to November 7, 2015 is expressly conditioned upon approval by CBE’s shareholders at the 2008 Annual Meeting. If the shareholders of CBE shall fail to approve the authorization of such additional Shares and extension of the Plan’s term, any grants of Awards hereunder shall be null and void to the extent the Awards are made from such additional Shares. Subject to earlier termination pursuant to Section XIX, the term of the Plan is extended from November 7, 2010 to November 7, 2015. After termination of the Plan, no future Awards may be granted but previously granted Awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.
XXVII. Interpretation
          The Plan as applicable to certain employees is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act and with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply with respect to such employees.

000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext           000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 midnight, New York time, on April 28, 2008.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/cbe • Follow the steps outlined on the secured website.

Vote by telephone
     • Call toll free 1-800-652-VOTE (8683) within the United
        States, Canada & Puerto Rico any time on a touch tone
        telephone. There is NO CHARGE to you for the call.
     • Outside the US, Canada & Puerto Rico, call
        1-781-575-2300 on a touch tone telephone.
Standard rates will apply.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Election of Directors — The Board of Directors recommends a vote FOR all the nominees.

1.	Nominees:	For	Withhold		For	Withhold		For	Withhold	+

	01 – R.M. Devlin	☐	☐	02 – L.A. Hill	☐	☐	03 – J.J. Postl	☐	☐

B Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3, and AGAINST Proposal 4.

		For	Against	Abstain			For	Against	Abstain

2.	Appoint Ernst & Young LLP as independent auditors for the year ending 12/31/2008.	☐	☐	☐	4.	Shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.	☐	☐	☐

3.	Approve the Amended and Restated Stock Incentive Plan.	☐	☐	☐

C Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐
D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	C 1234567890 1 U P X	J N T 0 1 6 9 4 4 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

HOW TO RECEIVE YOUR ANNUAL REPORT AND PROXY STATEMENT ON-LINE
You may receive future Cooper Industries, Ltd. annual reports and proxy statements on-line on the Internet by submitting your consent to Cooper. This will save Cooper postage and printing expenses and make information available to you faster. If you have already consented to receive future annual reports and proxy statements on-line, no action is necessary because your consent remains effective until you change or revoke your consent.
Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and you wish to consent to Internet delivery of future annual reports and proxy statements, follow the instructions set forth below.
•	Log onto the Internet and go to the website: http://www.computershare.com/us/ecomms (If you are voting your shares this year using the Internet, you can link to this website directly from the website where you vote your shares.)

•	Follow the instructions provided.
If you are not a registered shareholder and you wish to consent to Internet delivery of future annual reports and proxy statements, please contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such option for you.
If you consent, when Cooper’s 2008 Annual Report and the Proxy Statement for the 2009 Annual Meeting of Shareholders become available, you will be notified by e-mail on how to access them on the Internet.
If you do elect to receive your Cooper materials via the Internet, you can still request paper copies by contacting Cooper Industries, Ltd. at 600 Travis, Suite 5600, Houston, Texas 77002-1001, Attn: Investor Relations. Also, you may change or revoke your consent at any time by going to the above website and following the applicable instructions.

Telephone and Internet proxy voting is permitted under the laws of the jurisdiction in which Cooper is incorporated. Your telephone or Internet vote authorizes the proxies named on the proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Cooper Industries, Ltd.

Proxy for Annual Meeting of Shareholders
April 29, 2008
Solicited on Behalf of the Board of Directors
The undersigned shareholder of Cooper Industries, Ltd. (“Cooper”) appoints Kevin M. McDonald and Terrance V. Helz, or either of them, proxies, with full power of substitution, to vote all shares of stock that the shareholder would be entitled to vote if present at the Annual Meeting of Shareholders of Cooper on Tuesday, April 29, 2008, at 11:00 a.m. (Central Time) in the 54th floor conference room, Chase Tower, 600 Travis Street, Houston, Texas, and at any adjournments or postponements thereof, with all powers the shareholder would possess if present. The shareholder hereby revokes any proxies previously given with respect to such meeting. You can obtain directions to attend the Annual Meeting at www.cooperindustries.com/common/investorcenter/.
THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR (ROBERT M. DEVLIN, LINDA A. HILL AND JAMES J. POSTL), FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
This card also constitutes voting instructions for any shares held for the shareholder in Cooper’s Dividend Reinvestment and Stock Purchase Plan and the Cooper Industries Retirement Savings and Stock Ownership Plan, as well as any shares acquired through Cooper’s Employee Stock Purchase Plan that are being held in a book-entry account at Computershare Trust Company, N.A., as described in the Notice of Meeting and Proxy Statement.
INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held April 29, 2008. The proxy statement and Annual Report to Shareholders are also available at www.edocumentview.com/cbe.
(Please date and sign on the reverse side)